Exhibit 10.15

PURCHASE CONTRACT

between

BRIAD LODGING GROUP SOMERSET, LLC,

BRIAD LODGING GROUP WALLINGFORD, LLC,

BRIAD LODGING GROUP MT. OLIVE, LLC,

BRIAD LODGING GROUP HARTFORD, LLC, and

BRIAD LODGING GROUP ROCKY HILL, LLC

(COLLECTIVELY, “SELLER”)

AND

APPLE SIX HOSPITALITY, INC.

(“BUYER”)

AND

joined in by

BRIAD RESTAURANT GROUP, LLC

(“BRG”)

DATED: April 8, 2005

ARTICLE I	DEFINITIONS	5

ARTICLE II	PURCHASE AND SALE; PURCHASE PRICE; PAYMENT; DEPOSIT; INDEPENDENT CONSIDERATION	8

2.1	Purchase and Sale	8

2.2	Purchase Price	8

2.3	Allocation	8

2.4	Payment	8

2.5	Deposit	8

ARTICLE III	REVIEW PERIOD	9

3.1	Review Period	9

3.2	Due Diligence Examination	10

3.3	Restoration	10

3.4	Seller Exhibits	10

ARTICLE IV	SURVEY AND TITLE APPROVAL	11

4.1	Survey	11

4.2	Title	11

4.3	Survey or Title Objections	11

ARTICLE V	FRANCHISE AND MANAGEMENT AGREEMENTS	12

5.1	Franchise Agreements	12

5.2	Management Agreements	13

ARTICLE VI	COMMISSIONS	13

ARTICLE VII	REPRESENTATIONS, WARRANTIES AND COVENANTS	13

7.1	Seller’s Representations, Warranties and Covenants	13

7.2	Buyer’s representations, warranties and covenants	21

7.3	Survival	21

ARTICLE VIII	ADDITIONAL COVENANTS	21

8.1	Subsequent Developments	21

8.2	Operations	21

8.3	Third Party Consents	22

8.4	Employees	22

8.5	Estoppel Certificates	22

8.6	Agreements	22

8.7	Pre-Opening Management	22

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8.8	Liquor Licenses	23

8.9	Access to Financial Information	23

8.10	Bulk Sales	23

8.11	Pre-Opening Program	23

8.12	Indemnification	24

8.13	Survival of Covenants	26

8.14	Escrow Funds	26

ARTICLE IX	CONDITIONS FOR CLOSING	27

9.1	Buyer’s Conditions for Closing	27

9.2	Seller’s Conditions for Closing	28

ARTICLE X	CLOSING AND CONVEYANCE	29

10.1	Closing; Construction Completion	29

10.2	Seller’s Deliveries	29

10.3	Buyer’s Deliveries	30

ARTICLE XI	COSTS	31

11.1	Seller’s Costs	31

11.2	Buyer’s Costs	31

ARTICLE XII	ADJUSTMENTS	32

12.1	Adjustments	32

12.2	Reconciliation and Final Payment	33

12.3	Employees	33

ARTICLE XIII	CASUALTY AND CONDEMNATION	33

13.1	Risk of Loss; Notice	33

13.2	Buyer’s Termination Right	33

13.3	Procedure for Closing	34

ARTICLE XIV	DEFAULT REMEDIES	34

14.1	Buyer Default	34

14.2	Seller Default	34

14.3	Attorney’s Fees	34

ARTICLE XV	NOTICES	35

ARTICLE XVI	MISCELLANEOUS	36

16.1	Performance	36

16.2	Binding Effect; Assignment	36

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16.3	Entire Agreement	36

16.4	Governing Law	36

16.5	Captions	36

16.6	Confidentiality	36

16.7	Closing Documents	36

16.8	Counterparts	36

16.9	Severability	36

16.10	Interpretation	37

16.11	Business Day	37

16.12	Further Acts	37

16.13	Joint and Several Obligations	37

ARTICLE XVII	JOINDER BY BRG	37

SCHEDULES:

Schedule 1	Description of Hotels
Schedule 2	Pre-Opening Expenses

EXHIBITS:

Exhibit A	Legal Description
Exhibit B	List of FF&E
Exhibit C	Escrow Agreement
Exhibit D	List of Hotel Contracts
Exhibit E	Consents and Approvals
Exhibit F	Form of Estoppel Certificates
Exhibit G	Environmental Reports
Exhibit H	Construction Warranty
Exhibit I	Form of Deed
Exhibit J	Form of Bill of Sale

iii

PURCHASE CONTRACT

This PURCHASE CONTRACT (this “Contract”) is made and entered into as of the 8th day of April, 2005, by and between BRIAD LODGING GROUP WALLINGFORD, LLC, a New Jersey limited liability company (“Wallingford LLC”), BRIAD LODGING GROUP SOMERSET, LLC, a New Jersey limited liability company (“Somerset LLC”), BRIAD LODGING GROUP MT. OLIVE, LLC, a New Jersey limited liability company (“Mt. Olive LLC”), BRIAD LODGING GROUP HARTFORD, LLC, a New Jersey limited liability company (“Hartford LLC”), and BRIAD LODGING GROUP ROCKY HILL LLC, a New Jersey limited liability company (“Rocky Hill LLC”, and, collectively with Wallingford LLC    , Somerset LLC, Hartford LLC and Rocky Hill LLC, “Seller”), with its principal office at 78 Okner Parkway, Livingston, New Jersey 07039, and APPLE SIX HOSPITALITY, INC., a Virginia corporation, with its principal office at c/o Apple REIT Companies, 814 East Main Street, Richmond, Virginia 23219, or its assigns (“Buyer”), and joined in by BRIAD RESTAURANT GROUP, LLC, a New Jersey limited liability company (“BRG”), with its principal office at 78 Okner Parkway, Livingston, NJ 07039.

RECITALS

A. Wallingford LLC is the fee simple owner of a property located in Wallingford, Connecticut more specifically identified on Schedule A-1 attached hereto and incorporated herein by reference, to be developed as a Homewood Suites by Hilton (the “Wallingford Hotel”); Somerset LLC is the fee simple owner of a property located in Somerset, New Jersey more specifically identified on Schedule A-2, to be developed as a Homewood Suites by Hilton (the “Somerset Hotel”); Mt. Olive LLC is the fee simple owner of a hotel property located in Mt. Olive, New Jersey more specifically identified on Schedule A-3, to be developed as a Residence Inn by Marriott (the “Mt. Olive Hotel”; Hartford LLC is the fee simple owner of a property located in Farmington, Connecticut more specifically identified on Schedule A-4 attached hereto and incorporated herein by reference, to be developed as a Courtyard by Marriott (the “Hartford Hotel”); and Rocky Hill LLC is the fee simple owner of a property located in Rocky Hill, Connecticut more specifically identified on Schedule A-5 attached hereto and incorporated herein by reference to be developed as a Residence Inn by Marriott (the “Rocky Hill Hotel”), and collectively with the Wallingford Hotel, the Somerset Hotel, the Hartford Hotel and the Rocky Hill Hotel, the “Hotels” and individually, a “Hotel”).

B. Buyer is desirous of purchasing such hotel properties from Seller upon completion thereof, and Seller is desirous of selling such hotel properties to Buyer, for the purchase price and upon terms and conditions hereinafter set forth.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 “Property” shall mean, collectively, all of the following with respect to the Hotels, all of which are as hereinafter defined in this Article I: the Land, Improvements, Appurtenances, FF&E, Supplies, Leases, Deposits, Records, Service Contracts, Warranties, Licenses, FF&E Leases, Contracts, Plans and Specs, Tradenames and Utility Reservations, as well as all other real, personal or intangible property of Seller related to any of the foregoing. “Real Property” shall mean, collectively, all Land, Improvements and Appurtenances with respect to the Hotels. “Personal Property” shall mean, collectively, all Property with respect to the Hotels other than the Real Property. “Wallingford Property” shall mean all of the Property constituting, associated with or related to the Wallingford Hotel; “Somerset Property” shall mean all of the Property constituting, associated with or related to the Somerset Hotel; and “Mt. Olive Property” shall mean all of the Property constituting, associated with or related to the Mt. Olive Hotel; “Hartford Property” shall mean all of the Property constituting, associated with or related to the Hartford Hotel; and “Rocky Hill Property” shall mean all of the Property constituting, associated with or related to the Rocky Hill Hotel. “Hotel Property” shall mean, individually, each of the Wallingford Property, the Somerset Property, the Mt. Olive Property, the Hartford Property or the Rocky Hill Hotel, and “Hotel Properties” shall mean any two or more of the Wallingford Property, the Somerset Property, the Mt. Olive Property, the Hartford Property or the Rocky Hill Property.

1.2 “Land” shall mean, collectively, a fee simple absolute interest in the real property described in Exhibit A, which is attached hereto and incorporated herein by reference together with all rights (including without limitation all air rights and development rights), alleys, streets, strips, gores, waters, privileges, appurtenances, advantages and easements belonging thereto or in any way appertaining thereto.

1.3 “Improvements” shall mean all buildings, structures, fixtures, parking areas and other improvements to the Land, including, without limitation, each of the Hotels and all related improvements and amenities described on Schedule 1 and all related facilities.

1.4 “Appurtenances” shall mean all rights, titles, and interests of Seller appurtenant to the Land and Improvements (collectively, the “Appurtenances”), including, but not limited to, (i) all easements, rights of way, rights of ingress and egress, tenements, hereditaments, privileges, and appurtenances in any way belonging to the Land or Improvements, (ii) any land lying in the bed of any alley, highway, street, road or avenue, open or proposed, in front of or abutting or adjoining the Land, (iii) any strips or gores of real estate adjacent to the Land, and (iv) the use of all alleys, easements and rights-of-way, if any, abutting, adjacent, contiguous to or adjoining the Land.

1.5 “FF&E” shall mean all tangible personal property and fixtures of any kind (other than personal property owned by guests of the Hotels or leased by Seller pursuant to a FF&E Lease) attached to, or located upon and used in connection with the ownership, maintenance, use or operation of the Land or Improvements as of the date hereof (or acquired by Seller and so employed prior to Closing, as defined below), including, but not limited to, all furniture, fixtures, equipment, signs and related personal property; all heating, lighting, plumbing, drainage, electrical, air conditioning, and other mechanical fixtures and equipment and systems; all elevators, and related motors and electrical equipment and systems; all hot water heaters, furnaces, heating controls, motors and equipment, all shelving and partitions, all ventilating equipment, and all disposal equipment; all spa, health club and fitness equipment; all equipment used in connection with the use and/or maintenance of the guestrooms, restaurants, lounges, business centers, meeting rooms, swimming pools, sport courts and other common areas and recreational areas; all carpet, drapes, beds, furniture, televisions and other furnishings; all stoves, ovens, freezers, refrigerators, dishwashers, disposals, kitchen equipment and utensils, tables, chairs, plates and other dishes, glasses, silverware, serving pieces and other restaurant and bar equipment, apparatus and utensils. A current list of FF&E is attached hereto as Exhibit B.

1.6 “Supplies” shall mean all merchandise, supplies, inventory and other items used for the operation and maintenance of guest rooms, restaurants, lounges, swimming pools, health clubs, spas, business centers, meeting rooms and other common areas and recreational areas located within or relating to the Improvements, including, without limitation, all food and beverage (alcoholic and non-alcoholic) inventory, office supplies and stationery, advertising and promotional materials, china, glasses, silver/flatware, towels, linen and bedding, guest cleaning, paper and other supplies, upholstery material, carpets, rugs, furniture, engineers’ supplies, paint and painters’ supplies, employee uniforms, and all cleaning and maintenance supplies, including those used in connection with the swimming pools, sport courts, health clubs, spas, fitness centers, restaurants, business centers, meeting rooms and other common areas and recreational areas.

1.7 “Leases” (collectively and individually, a “Lease”) shall mean all leases, franchises, licenses, occupancy agreements, “trade-out” agreements, advance bookings, convention reservations, or other agreements demising space in, providing for the use or occupancy of, or otherwise similarly affecting or relating to the use or occupancy of, the Improvements or Land, together with all amendments, modifications, renewals and extensions thereof, and all guaranties by third parties of the obligations of the tenants, licensees, franchisees, concessionaires or other entities thereunder.

1.8 “Deposits” shall mean all prepaid rents, deposits and reserves, including, but not limited to, refundable security deposits and rental deposits, and all other deposits for advance reservations, banquets or future services, made in connection with the use or occupancy of the Improvements and FF&E and other reserve accounts (if any); provided, however, that to the extent Seller has not received or does not hold all of the prepaid rents and/or deposits attributable to the Leases related to an Hotel Property, Buyer shall be entitled to a credit against the cash portion of the Purchase Price allocable to such Hotel Property in an amount equal to the amount of the prepaid rents and/or deposits attributable to the Leases transferred at the Closing of such Hotel Property.

1.9 “Records” shall mean all books, records, promotional material, tenant data, guest history information (other than any such information owned exclusively by the franchisor under the applicable Franchise Agreement [as hereinafter defined]), marketing and leasing material and forms (including but not limited to any such records, data, information, material and forms in the form of computerized files located at the Hotels), market studies prepared in connection with Seller’s annual plans or otherwise, keys, and other materials, information, data, legal or other documents or records of any kind owned by Seller and/or in Seller’s possession or control, or to which Seller has access or may obtain, that are used in or relating to the development, construction, ownership and/or use and operation of the Hotels, including the Land, the Improvements or the FF&E, but excluding Seller’s tax returns and internally generated records related to the membership and structure of each entity constituting Seller.

1.10 “Property” shall include any and all of the following that related to or affect in any way, the design, construction, ownership, use, occupancy, leasing, maintenance, service, or operation of the Real Property, FF&E, Supplies, Leases, Deposits or Records:

(a) Contracts or agreements, such as maintenance, supply, service or utility contracts (collectively, the “Service Contracts”);

(b) Warranties, guaranties, indemnities and claims for the benefit of Seller with respect to the Hotels, the Property or any portion thereof, including, without limitation, all warranties and guaranties of the development, construction, completion, installation, equipping and furnishing of the Hotels, and all indemnities, bonds and claims of Seller related thereto (collectively, the “Warranties”);

(c) Permits, licenses, franchises, utility reservations, certificates of occupancy, and other documents issued by any federal, state, or municipal authority or by any private party related to the development, construction, use, occupancy, operation or maintenance of the Hotels, including, without limitation, all licenses, approvals and rights necessary to operation of each of the Mt. Olive Hotel and the Rocky Hill Hotel as a Residence Inn by Marriott, to the operation of each of the Wallingford Hotel and Somerset Hotel as Homewood Suites by Hilton and to operation of the Hartford Hotel as a Courtyard by Marriott (collectively, the “Licenses”);

(d) Telephone exchanges and numbers, trade names, trade styles, trade marks, and other identifying material, and all variations thereof, together with all related goodwill (collectively, the “Tradenames”) (it being understood and agreed that the name of the hotel chain to which the Hotel is affiliated by franchise, license or management agreement is a protected name or registered service mark of such hotel chain and cannot be transferred to Buyer by this Contract);

(e) Construction and other contracts, plans, drawings, specifications, surveys, soil reports, engineering reports, inspection reports, and other technical descriptions and reports, including (x) all written change orders and all modifications and amendments thereto, true, correct and complete copies of which shall be provided by Seller to Buyer within three (3) days after execution of this Contract by Buyer and Seller and (y) a reasonably detailed schedule of all other material changes thereto, which shall be provided by Seller to Buyer within the first fifteen (15) days of the Review Period (collectively, the “Contracts, Plans and Specs”); and

(f) Leases of any FF&E and other contracts permitting the use of any FF&E at the Improvements, but only to the extent assumed by Buyer (collectively, the “FF&E Leases”).

1.11 “Utility Reservations” shall mean Seller’s interest in the right to receive immediately on and after Closing and continuously consume thereafter water service, sanitary and storm sewer service, electrical service, gas service and telephone service on and for the Land and Improvements in capacities that are adequate continuously to use and operate the Improvements for the purposes for which they were intended, including, but not limited to (i) any right to the present and future use of wastewater, drainage, water and other utility facilities to the extent such use benefits the Real Property, (ii) any reservations of or commitments covering any such use in the future, and (iii) any wastewater capacity reservations relating to the Real Property. Buyer shall be responsible for any requests or documents to transfer the Utility Reservations, at Buyer’s sole cost and expense. Utility deposits, if any, are to be retained by Seller, or Buyer shall give Seller a credit therefore at Closing.

Each Hotel Property shall be conveyed, assigned, and transferred to Buyer at the applicable Closing, free and clear of all mortgages, liens, encumbrances, licenses, franchises, concession agreements, security interests, prior assignments or conveyances, conditions, restrictions, rights-of-way, easements, encroachments, claims and other matters affecting title or possession, except for the Permitted Exceptions (as hereinafter defined).

ARTICLE II

PURCHASE AND SALE; PURCHASE PRICE; PAYMENT;

DEPOSIT; INDEPENDENT CONSIDERATION

2.1 Purchase and Sale. Seller agrees to sell and convey to Buyer or its assigns, and Buyer agrees to purchase or cause its assigns to purchase from Seller, the Property, in consideration of the Purchase Price and upon the terms and conditions hereof.

2.2 Purchase Price. Buyer agrees to pay, and Seller agrees to accept, as consideration for the conveyance of the Property, subject to the adjustments provided for in this Contract, the amount of Seventy-One Million and No/100 Dollars ($71,000,000.00) (the “Purchase Price”), such Purchase Price to be allocated among the Hotel Properties as set forth on Schedule 1 attached hereto.

2.3 Allocation. Prior to the expiration of the Review Period, Buyer shall provide to Seller an allocation of the Purchase Price between the Real Property and Personal Property related to each Hotel Property.

2.4 Payment. The portion of the Purchase Price allocated to each Hotel Property shall be paid to Seller in cash, certified funds or wire transfer, at the Closing for such Hotel Property.

2.5 Deposit.

(a) Within two (2) business days following full execution and delivery of this Contract, Buyer shall deposit the sum of Five Hundred Thousand and No/100 Dollars ($500,000.00) for each Hotel (collectively the “Deposit”) with the Title Company (as hereinafter defined), as escrow agent (the “Escrow Agent”), pursuant to a certain Escrow Agreement to be entered into by Buyer and Seller as of the date hereof in the form attached hereto as Exhibit C, and the Deposit shall thereupon be held by Escrow Agent subject to the terms and conditions of the Escrow Agreement and the Contract.

(b) The Deposit shall be held by Escrow Agent subject to the terms and conditions of the Escrow Agreement and, except as otherwise provided in this Contract, shall be paid or applied as follows:

(i) If Buyer terminates this Contract as to any Hotel Property during the Review Period in accordance with Section 3.1 the portion of the Deposit allocable to the Hotel Property or Hotel Properties as to which this Contract was terminated (i.e., $500,000 per Hotel Property), together with all accrued interest thereon, shall be promptly refunded to Buyer; and

(ii) At the Closing for each Hotel Property occurring under this Contract, $500,000 of the Deposit, together with interest earned thereon, if any, shall, at Buyer’s election, be returned to Buyer or shall be paid over to Seller by Escrow Agent to be applied to the portion of the Purchase Price allocated to such Hotel Property.

(c) The Deposit shall be held in an interest-bearing account in a federally insured bank or savings institution reasonably acceptable to Seller and Buyer, with all interest to accrue to the benefit of the party entitled to receive it and to be reportable by such party for income tax purposes. Buyer’s Federal Tax Identification Number is 20-0620469. The Federal Tax Identification Number for each entity constituting Seller is set forth in Schedule 1.

ARTICLE III

REVIEW PERIOD

3.1 Review Period. Buyer shall have a period through 5:00 p.m. Eastern Time on the date that is thirty (30) days after the date of execution of this Contract by Buyer and Seller (the “Review Period”) to evaluate the legal, title, survey, construction, physical condition, environmental, structural, mechanical, economic, permit status, franchise status, financial and other documents and information related to the Property. Within five (5) business days following the date of this Contract, Seller, at Seller’s sole cost and expense, will deliver to Buyer (or make available at Seller’s business office) for Buyer’s review, to the extent not previously delivered to Buyer, true, correct and complete copies of the following, together with all amendments, modifications, renewals or extensions thereof owned by Seller, in the possession of Seller or Licensor or obtainable by Seller on a best efforts basis:

(a) Budgets for each of the Hotels, (the “Financial Statements”);

(b) All real estate and personal property tax statements with respect to each of the Hotels and notices of appraised value for the Real Property for the current year (if available) and each of the two (2) calendar years prior to the current year;

(c) Engineering, mechanical, architectural and construction plans, drawings, specifications and contracts, payment and performance bonds, title policies, reports and commitments, zoning information and marketing and economic data relating to the Hotels and the construction, development, installation and equipping thereof, as well as copies of all environmental reports and information, topographical, boundary or “as built” surveys, engineering reports, subsurface studies and other Contracts, Plans and Specs relating to or affecting the Hotels. If any Hotel is purchased by Buyer, all such documents and information relating to such Hotel shall thereupon be and become the property of Buyer without payment of any additional consideration therefor;

(d) All FF&E Leases, Services Contracts, Leases and, if applicable, a schedule of such Leases of space in each of the Hotels, and all agreements for real estate commissions, brokerage fees, finder’s fees or other compensation payable by Seller in connection therewith;

(e) All notices received from governmental authorities in connection with each of the Hotels for the current year and all prior years; and

(f) All agreements for real estate commissions, brokerage fees, finder’s fees or other compensation payable by Seller in connection herewith.

Seller shall, upon request of Buyer, make available to Buyer and Buyer’s representatives and agents, for inspection and copying during normal business hours, Records located at Seller’s corporate offices, and Seller agrees to provide Buyer copies of all other reasonably requested information that is relevant to the management, ownership, operation, use, occupancy, construction or leasing of the Hotels. At any time during the Review Period, Buyer may, in its sole and absolute discretion, elect not to proceed with the purchase of the Property for any reason whatsoever by giving written notice thereof to Seller, in which event: (i) this Contract shall be terminated automatically, (ii) all materials supplied by the Seller to the Buyer shall be returned promptly to the Seller, (iii) the Deposit and all interest thereon shall be promptly returned to Buyer, and (iv) both parties will be relieved of all other rights, obligations and liabilities hereunder, except for the parties’ obligations pursuant to Sections 3.3 and 16.6 below.

3.2 Due Diligence Examination. At any time during the Review Period, and thereafter throughout the Contract term and through Closing of each Hotel Property, Buyer and/or its representatives and agents shall have the right to enter upon each Hotel Property at all reasonable times upon reasonable notice to Seller for the purposes of reviewing all Records and other data, documents and/or information relating to the Property, inspecting the progress of construction of the Hotel and conducting such surveys, appraisals, engineering tests, soil tests (including, without limitation, Phase I and Phase II environmental site assessments) and other inspections and other studies as Buyer deems reasonable and necessary or appropriate to evaluate the Property, subject to providing advance or concurrent notice to Seller (the “Due Diligence Examination”).

3.3 Restoration. Buyer covenants and agrees not to damage or destroy any portion of the Hotel Properties in conducting its examinations and studies of the Property during the Due Diligence Examination and, if Closing for a Hotel Property does not occur, shall repair or restore any portion of such Hotel Property damaged by the conduct of Buyer, its agents, contractors or employees, to substantially the condition such portion(s) of such Hotel Property were in immediately prior to such examinations or studies. Buyer agrees to exercise reasonable care when visiting the Hotel Properties, in a manner which shall not unreasonably interfere with Seller’s construction of the Hotel thereon.

3.4 Seller Exhibits. Seller agrees to provide complete copies of Exhibits B, D, E and G for review by Buyer not later than ten (10) days after the date of this Contract. Buyer shall have until the end of the Review Period to review and approve the information on all such Exhibits. In the event Buyer does not approve any such Exhibit or the information contained therein, Buyer shall be entitled to terminate this Contract by notice to Seller and the Deposit shall be returned to Buyer with all interest thereon and both parties shall be relieved of all rights, obligations and liabilities hereunder except for the parties’ obligations pursuant to Sections 3.3 and 16.6.

ARTICLE IV

SURVEY AND TITLE APPROVAL

4.1 Survey. To the extent not previously delivered to Buyer, within two (2) days after execution of this Contract by Buyer and Seller, Seller shall deliver to Buyer true, correct and complete copies of the most recent surveys of the Hotel Properties. In the event that an update of the surveys or new surveys (collectively, the “Survey”) are desired by Buyer, then Buyer shall be responsible for all costs related thereto.

4.2 Title. Within two (2) days after execution of this Contract by Buyer and Seller, Seller shall deliver to Buyer Seller’s existing title insurance policy, including copies of all documents referred to therein, for each Hotel Property. Buyer’s obligations under this Contract are conditioned upon Buyer being able to obtain (i) a commitment for title insurance (the “Title Commitment”) issued by LandAmerica American Title Company, 8201 Preston Road, Suite 280, Dallas, Texas 75225, Attention: David Long (the “Title Company”), for the most recent form of ALTA owner’s policy, covering each Hotel Property, setting forth the current status of the title to such Hotel Property, showing all liens, claims, encumbrances, easements, rights of way, encroachments, reservations, restrictions and any other matters affecting such Hotel Property and pursuant to which the Title Company agrees to issue to Buyer at Closing Owner’s Policy of Title Insurance on the most recent form of ALTA owner’s policy available in the state in which such Hotel Property is located, with extended coverage and, to the extent applicable and available in such endorsements as may be required by Buyer (collectively, the “Title Policy”); and (ii) true, complete, legible and, where applicable, recorded copies of all documents and instruments (the “Exception Documents”) referred to or identified in the Title Commitment, including, but not limited to, all deeds, lien instruments, leases, plats, surveys, reservations, restrictions, and easements affecting such Hotel Property. If requested by Seller, Buyer shall promptly provide Seller with a copy of each Title Commitment issued by the Title Company.

4.3 Survey or Title Objections. If Buyer discovers any title or survey matter which is objectionable to Buyer, Buyer may provide Seller with written notice of its objection to same at least ten (10) business days after Buyer’s receipt of the Surveys, Title Commitments and Exception Documents for all of the Hotel Properties (the “Title Review Period”). If Buyer fails to so object in writing to any such matter set forth in any Survey or Title Commitment, it shall be conclusively assumed that Buyer has approved same. If Buyer disapproves any condition of title, survey or other matters with respect to a Hotel Property by written objection to Seller on or before the expiration of the Title Review Period, Seller shall elect either to attempt to cure or not cure any such item by written notice sent to Buyer within five (5) days after Seller’s receipt of notice from Buyer, and if Seller commits in writing to attempt to cure any such item, Seller shall be given until the Closing Date for such Hotel Property to cure any such defect. In the event Seller shall fail to cure a defect which Seller has committed in writing to cure prior to the applicable Closing, or if a new title defect affecting any Hotel Property arises after the date of Buyer’s Title Commitment or Survey, as applicable, but prior to the Closing for such Hotel Property, then Buyer may elect, in Buyer’s sole and absolute discretion: (i) to waive such objection and proceed to Closing on the affected Hotel Property, or (ii) to terminate this Contract in its entirety or, at Buyer’s election, as to the affected Hotel Property and receive a return of the Deposit (if Buyer terminates this Contract in its entirety) or a pro rata amount of the Deposit (i.e., $500,000) for such Hotel Property (if Buyer terminates solely as to the affected Hotel Property), and any interest thereon. Items shown on the Title Commitment which are not objected to by Buyer as set forth above (other than exceptions and title defects arising after the date of Buyer’s Title Commitment or Survey, as applicable, and other than those standard exceptions which are ordinarily and customarily omitted in the state in which the applicable Hotel is located, so long as Seller provides the appropriate owner’s affidavit, gap indemnity or other documentation reasonably required by the Title Company for such omission) are hereinafter referred to as the “Permitted Exceptions.” In no event shall Permitted Exceptions include liens, or documents evidencing liens, securing any indebtedness or any mechanics’ or materialmen’s liens or any claims or potential claims therefor covering any Hotel Property or any portion thereof (“Seller Liens”), which shall be paid in full by Seller and released at Closing on the affected Hotel Property.

ARTICLE V

FRANCHISE AND MANAGEMENT AGREEMENTS

5.1 Franchise Agreements. Seller has entered into franchise agreements (each, a “Franchise Agreement” and, collectively, the “Franchise Agreements”) governing the use of the hotel brand or franchise under which each Hotel will operate (the “Brand”). At the Closing of each Hotel Seller shall assign its interest in the applicable Franchise Agreement to Buyer, and Buyer shall assume Seller’s obligations thereunder arising or required to be performed on and after the Closing Date, subject to the consent of the applicable franchisor to such assignment and assumption and subject to such amendments thereto as may be required or otherwise agreed to by Buyer (including, without limitation, such amendments as may be required to accommodate Buyer’s and/or Buyer’s affiliates’ REIT structure). Notwithstanding the foregoing, at Buyer’s option, in lieu of Seller assigning to Buyer Seller’s interest in the Franchise Agreement, Buyer and the applicable franchisor may enter into a new franchise agreement for one or more of the Hotels, effective as of the Closing Date of the affected Hotel, replacing the existing Franchise Agreement and containing terms and conditions acceptable to Buyer. In such case, Seller and the franchisor shall terminate the existing Franchise Agreement as of the Closing Date, and Seller shall be solely responsible for all claims and liabilities arising thereunder, including all termination costs and fees. Buyer agrees to apply for and use reasonable efforts, and Seller shall cooperate with Buyer, to obtain each franchisor’s written consent prior to Closing on the applicable Hotel to the assignment to Buyer of each Franchise Agreement (or to a new franchise agreement, as the case may be), together with the assignment to Buyer of all waivers of any brand standard necessary or appropriate for the operation of each Hotel under the Brand. It shall be a condition to Closing on each Hotel Property for Buyer and Seller that the applicable franchisor provide the foregoing consent. Seller shall be responsible for paying all costs (other than Buyer’s attorney’s fees and extraordinary costs resulting from Buyer’s and/or Buyer’s affiliates’ REIT structure) related to the assignment and amendment of each Franchise Agreement (or to the termination of the Franchise Agreement and the execution of a new franchise agreement), including but not limited to, the payment of license, application, transfer and similar fees thereunder, and Seller shall pay all costs and fees of its attorneys and consultants and all costs associated with any releases or other provisions requested by or for the benefit of Seller, in each case, incurred in connection with such assignment and/or termination and execution of new agreement. Seller shall use best efforts to promptly provide all information required by each franchisor in connection with each of such assignment and amendment (or in connection with a new franchise agreement), and Seller and Buyer shall diligently pursue obtaining each of the same.

5.2 Management Agreements. Seller acknowledges that it is a condition to Buyer’s obligations under this Contract that (a) Seller shall have terminated, at Seller’s sole cost and expense, any and all existing management agreements for the management and/or operation of the Hotels and (b) Buyer shall have entered into a management agreement for each Hotel satisfactory to Buyer (each, a “Management Agreement” and collectively, the “Management Agreements”) with a third party manager or managers (whether one or more, the “Manager”). Seller agrees promptly provide all information required by the Manager in connection with the Management Agreements and the Hotel Properties. Seller shall be responsible for terminating all existing management agreements affecting each Hotel prior to the Closing Date for such Hotel, and Seller shall be solely responsible for all costs, expenses, fees and liabilities under such existing management agreements or payable in connection with termination thereof, including, without limitation, all termination fees. Buyer shall use reasonable efforts to substantially complete negotiations of each Management Agreement within thirty (30) days after the expiration of the Review Period.

ARTICLE VI

COMMISSIONS

Seller and Buyer each represents and warrants to the other that it has not engaged any broker, finder or other party in connection with the transaction contemplated by this Contract. Buyer and Seller each agree to save and hold the other harmless from any and all losses, damages, liabilities, costs and expenses (including, without limitation, attorneys’ fees) involving claims made by any other agent, broker, or other person by or through the acts of Buyer or Seller, respectively, in connection with this transaction.

ARTICLE VII

REPRESENTATIONS, WARRANTIES AND COVENANTS

7.1 Seller’s Representations, Warranties and Covenants. Each entity constituting Seller hereby jointly and severally represents, warrants and covenants to Buyer as follows:

(a) Authority; No Conflicts. Each of Wallingford LLC, Hartford LLC and Rocky Hill LLC is a New Jersey limited liability company duly formed, validly existing and in good standing in the State of New Jersey and authorized to do business and in good standing in the State of Connecticut. Each of Somerset LLC and Mt. Olive LLC is a New Jersey limited liability company duly formed, validly existing and in good standing in the State of New Jersey. Each entity constituting Seller has obtained all necessary consents to enter into and perform this Contract and is fully authorized to enter into and perform this Contract and to complete the transactions contemplated by this Contract. No consent or approval of any person, entity or governmental authority is required for the execution, delivery or performance by each entity constituting Seller of this Contract, except as set forth in Exhibit E, and this Contract is hereby binding and enforceable against each entity constituting Seller. Neither the execution nor the performance of, or compliance with, this Contract by any entity constituting Seller has resulted, or will result, in any violation of, or default under, or acceleration of, any obligation under any existing corporate charter, certificate of incorporation, bylaw, articles of organization, limited liability company agreement or regulations, partnership agreement, mortgage indenture, lien agreement, promissory note, contract, or permit, or any judgment, decree, order, restrictive covenant, statute, rule or regulation, applicable to Seller or to the Hotels.

(b) FIRPTA. No entity constituting Seller is a foreign corporation, foreign partnership, foreign trust or foreign estate (as those items are defined in the Internal Revenue Code and Income Tax Regulations).

(c) Bankruptcy. No entity constituting Seller, nor any of its or their partners or members, is insolvent or the subject of any bankruptcy proceeding, receivership proceeding or other insolvency, dissolution, reorganization or similar proceeding.

(d) Property Agreements. As of the date of this Agreement, there are no FF&E Leases, Service Contracts or Leases used in or otherwise relating to the operation and business of each Hotel. Prior to entering into any such agreements which are not terminable on thirty (30) days notice, Seller shall supply Buyer with a copy of each such agreement. Within five (5) business days after receipt, Buyer will notify Seller of any reasonable objections Buyer may have to such agreement. Seller’s failure to object within such time period shall be deemed an acceptance. The assets constituting each “Hotel” to be conveyed to Buyer hereunder constitute all of the property and assets of Seller used in connection with the operation and business of the Hotels. As of Closing for each Hotel Property, there will be no leases, management agreements, leasing agent’s agreements, equipment leases, building service agreements, maintenance contracts, suppliers contracts, warranty contracts, operating agreements, or other agreements (i) to which any entity constituting Seller is a party or an assignee, or (ii) binding upon any Hotel Property, relating to the ownership, occupancy, operation or maintenance of the related Real Property, FF&E, Supplies or Tradenames, except for those Service Contracts, Leases, Warranties and FF&E Leases which are not objected to by Buyer as provided above. No party has any right or option to acquire the Hotel Properties or any portion thereof, other than Buyer.

(e) Pending Claims. Seller has not received any written notice of: (i) any claims, demands, litigation, proceedings or governmental investigations pending or threatened against any entity constituting Seller or related to the business or assets of any of the Hotels, (ii) any special assessments or extraordinary taxes, and (iii) any pending or threatened condemnation or eminent domain proceeding which would affect the Property or any part thereof. There are no: pending arbitration proceedings or unsatisfied arbitration awards, or judicial proceedings or orders respecting awards, which might become a lien on the Property or any portion thereof, pending unfair labor practice charges or complaints, unsatisfied unfair labor practice orders or judicial proceedings or orders with respect thereto, pending charges or complaints with or by city, state or federal civil or human rights agencies, unremedied orders by such agencies or judicial proceedings or orders with respect to obligations under city, state or federal civil or human rights or anti-discrimination laws or executive orders affecting any Hotel, or other pending, actual or, to the best of Seller’s knowledge, threatened litigation claims, charges, complaints, petitions or unsatisfied orders by or before any administrative agency or court which affect any Hotel or might become a lien on any Hotel (collectively, the “Pending Claims”).

(f) Environmental. With respect to environmental matters, to the best of Seller’s knowledge, (i) there has been no Release or threat of Release of Hazardous Materials in, on, under, to, from or in the area of the Real Property, except as disclosed in the reports set forth on Exhibit G attached hereto and incorporated herein by reference, (ii) no portion of the Real Property is being used for the treatment, storage, disposal or other handling of Hazardous Materials or machinery containing Hazardous Materials other than standard amounts of cleaning supplies and chlorine for the swimming pool, all of which are stored on the Real Property in strict accordance with applicable Environmental Requirements (as hereinafter defined) and do not exceed limits permitted under applicable laws, including without limitation Environmental Requirements, (iii) no underground storage tanks are currently located on or in the Real Property or any portion thereof, (iv) no environmental investigation, administrative order, notification, consent order, litigation, claim, judgment or settlement with respect to the Real Property or any portion thereof is pending or threatened, (v) there is not currently and never has been any mold, fungal or other microbial growth in or on the Real Property, or conditions within buildings, structures or mechanical equipment serving such buildings, that could reasonably be expected to result in material liability or material costs or expenses to remediate the mold, fungal or microbial growth, or to remedy such conditions that could reasonably be expected to result in such growth, and (v) there are no reports or other documentation regarding the environmental condition of the Real Property in the possession of Seller or Seller’s Affiliates, consultants, contractors or agents As used in this Contract: “Hazardous Materials” means (1) “hazardous wastes” as defined by the Resource Conservation and Recovery Act of 1976, as amended from time to time (“RCRA”), (2) “hazardous substances” as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. 9601 et seq.), as amended by the Superfund Amendment and Reauthorization Act of 1986 and as otherwise amended from time to time (“CERCLA”); (3) “toxic substances” as defined by the Toxic Substances Control Act, as amended from time to time (“TSCA”), (4) “hazardous materials” as defined by the Hazardous Materials Transportation Act, as amended from time to time (“HMTA”), (5) asbestos, oil or other petroleum products, radioactive materials, urea formaldehyde foam insulation, radon gas and transformers or other equipment that contains dielectric fluid containing polychlorinated biphenyls and (6) any substance whose presence is detrimental or hazardous to health or the environment, including, without limitation, microbial or fungal matter or mold, or is otherwise regulated by federal, state and local environmental laws (including, without limitation, RCRA, CERCLA, TSCA, HMTA), rules, regulations and orders, regulating, relating to or imposing liability or standards of conduct concerning any Hazardous Materials (collectively, “Environmental Requirements”). As used in this Contract: “Release” means spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing.

(g) Title and Liens. Except for Seller Liens to be released at each Closing, as of the date hereof Seller has good and marketable fee simple absolute title to each of the Wallingford Property, Somerset Property, Mt. Olive Property, Hartford Property and Rocky Hill Property, subject only to the Permitted Exceptions. Except for the FF&E subject to the FF&E

Leases, Seller will have good and marketable title to the Personal Property related to each Hotel Property, free and clear of all liens, claims, encumbrances or other rights whatsoever (other than Seller Liens to be released at the Closing for such Hotel Property), and there are no other liens, claims, encumbrances or other rights pending or of which Seller has received notice or which are otherwise known to Seller related to any other Personal Property.

(h) Utilities. All appropriate utilities, including sanitary and storm sewers, water, gas, telephone, cable and electricity, are currently sufficient and available to service each Hotel Property and all installation, connection or “tap-on” and usage fees have been paid.

(i) Licenses, Permits and Approvals. To the best of Seller’s knowledge, each Hotel Property complies with, and will comply at the Closing for such Hotel Property with, applicable licenses, permits and approvals and federal, state or local statutes, laws, ordinances, rules, regulations, requirements and codes including, without limitation, those regarding land use, building, fire, health, safety, environmental, subdivision, water quality, sanitation controls and the Americans with Disabilities Act, as applicable, and similar rules and regulations relating and/or applicable to the ownership, use and operation of such Hotel Property. Seller has received all licenses, permits and approvals required or needed for the construction of each Hotel and will by the Closing for such Hotel have received all licenses, permits and approvals required or needed for the lawful conduct, occupancy and operation of the business of such Hotel, (including without limitation the Treatment Works Permit for the Somerset Property), and each license and permit shall be in full force and effect. No licenses, permits or approvals necessary for the lawful conduct, occupancy or operation of the business of each Hotel requires any approval of a governmental authority for transfer of the Property except as set forth in Exhibit E.

(j) Architect and Contractor. Each franchisor under each of the Franchise Agreements has approved the Architect designing the applicable Hotel and the Contractor serving as the general contractor for the applicable Hotel.

(k) Employees. There are no (i) unions organized at any Hotel, (ii) union organizing attempts, strikes, organized work stoppages or slow downs, or any other labor disputes pending or, to Seller’s knowledge, threatened with respect to any of the employees at any Hotel, or (iii) collective bargaining or other labor agreements to which Seller or the Manager or any Hotel is bound with respect to any employees employed at any Hotel. Seller will not hire any employees to work at the Hotels. All employees will be hired by Buyer or its Manager.

(l) Construction.

(i) Seller represents and warrants that each of the Hotels have been and will be constructed in a good and workmanlike manner without encroachments and in accordance with the Contracts, Plans and Specs, as approved by the applicable franchisor, and each Hotel will be delivered to Buyer and Buyer will close on the purchase of each Hotel upon final completion of the Hotel as provided below. Seller shall see that each Hotel is finally completed (as contemplated below) and open for business as a Residence Inn by Marriott (in the case of the Mt. Olive Property and the Rocky Hill Property), a Homewood Suites (in the case of the Wallingford Property and the Somerset Property) and a Courtyard by Marriott (in the case of the Hartford

Property). All construction and the contemplated use and occupancy of each Hotel with the number of rooms and configurations for each Hotel specified on Schedule 1 shall be in conformity with all building permits and in conformity with, (x) all applicable health, safety and similar laws, rules, regulations, ordinances and codes, (y) development standards for comparable projects and (z) all requirements of the applicable Franchise Agreement. Seller shall cause each Hotel to be fully equipped with the FF&E and otherwise fully furnished and stocked with merchandise, supplies, inventory and other Personal Property as required by each applicable Franchise Agreement, including, without limitation, linens, bath towels and other supplies at least at a 2-par level for all suites and rooms of each Hotel, in each case such that the applicable Hotel can be opened for business to the public and operated to full capacity under the applicable Brand. All expenses of constructing, equipping and furnishing each of the Hotels in accordance with this Contract shall be the sole responsibility of Seller, and Buyer shall have no obligation whatsoever to adjust the Purchase Price or pay any additional costs as a result of unforeseen events or circumstances affecting the cost of constructing, equipping or furnishing any Hotel. Each Hotel shall be finally completed no later than ninety (90) days after the Closing on such Hotel, unless Buyer in its sole discretion agrees to extend such deadline. Each of the Hotels shall be deemed “finally completed” upon delivery by Seller to Buyer prior to the Closing of such Hotel of “Evidence of Final Completion” for such Hotel reasonably satisfactory to Buyer, together with evidence reasonably satisfactory to Buyer of compliance of such Hotel with all zoning, subdivision and platting laws, rules, regulations, ordinances and codes (collectively, “Land Use Compliance”). “Evidence of Final Completion” of each Hotel shall mean: (a) Buyer shall have received satisfactory certificates of final completion from the architect(s) and/or engineer(s) and the general contractor(s) for the Hotel; (b) Buyer shall have received satisfactory evidence that (i) at least a temporary certificate of occupancy authorizing the opening of the Hotel for business to the public and for operation as a Residence Inn by Marriott, Homewood Suites or Courtyard by Marriott, as applicable, has been issued by the local governing authority and is in full force and effect, (ii) all other final and unconditional consents, approvals, licenses and operating permits necessary or appropriate for each Hotel to open for business to the public and to operate as a Residence Inn by Marriott, Homewood Suites or Courtyard by Marriott, as applicable, have been issued by and obtained from all applicable governmental and regulatory authorities; (ii) each Hotel is fully furnished, fitted and equipped and ready to open for business to the public and operate as a Residence Inn, Homewood Suites or Courtyard by Marriott, as applicable; (iii) all contractors, subcontractors, suppliers, mechanics, materialmen and other persons or entities providing labor or materials for the construction and development of each Hotel shall have been paid but for punch list items and (iv) the applicable Manager has approved the completion, furnishing and equipping of the Hotel and is prepared to commence operation of the Hotel on the Closing Date therefore, and all of the other conditions set forth in the Management Agreement have been satisfied and such Management Agreement is in full force and effect. Seller shall notify Buyer at least thirty (30) days in advance of the projected date on which each Hotel will be finally completed and shall provide the Evidence of Final Completion with respect to such Hotel as soon as the same is available. Seller shall be responsible for obtaining, without limitation, final and unconditional releases of liens, including mechanics’ and materialmen’s liens, reasonably satisfactory to Buyer and the Title Company.

(ii) All Personal Property related to each Hotel:

(x) shall be owned by Seller prior to the Closing for such Hotel and conveyed to Buyer at such Closing free from liens, encumbrances, security interests and the claims of any lessors or other parties whatsoever (other than the FF&E subject to the FF&E Leases); and

(y) will be new as of the opening date of such Hotel and in good condition and operating order.

(iii) All necessary easements for ingress and egress, drainage, signage and utilities serving each Hotel have either been dedicated to the public, conveyed to the appropriate utility or will be conveyed to Buyer along with the applicable Hotel Property.

(iv) All Contracts, Plans and Specs for the Improvements have been prepared in accordance with good architectural practice and engineering and in accordance with applicable laws, rules, regulations, ordinances and codes and provide for construction and constitution in accordance with all applicable Brand standards. Seller warrants that the Contracts, Plans and Specs for each Hotel provided to Buyer during the Review Period have not been amended or supplemented in any material respect and provide for the same room configuration as set forth in Schedule 1 attached hereto and are the same contracts, drawings, plans and specifications approved by the applicable governmental authorities having jurisdiction over such Hotel and by the applicable franchisor for such Hotel and that all required approvals thereof have been obtained from such authorities and from all third parties. Seller shall not make or permit any material changes to the Contracts, Plans and Specs for each Hotel without the prior written consent of Buyer and the applicable franchisor.

(v) Seller shall indemnify and hold Buyer harmless from all costs, expenses, claims, liens and liability arising out of or related to all construction of the Improvements and acquisition and installation of the FF&E and all other Personal Property furnished, performed or completed with respect to a Hotel prior to the Closing Date for such Hotel. In the event of the filing of a mechanic’s or materialmen’s lien against any portion of any Hotel Property, Seller shall cause the same to be released at least ten (10) days prior to Closing on the affected Hotel Property.

(vi) Seller warrants (x) that all materials and equipment furnished with respect to the Improvements, FF&E and other Personal Property for each Hotel will be new as of the Closing Date for such Hotel, (y) that all Improvements, FF&E and other Personal Property for each Hotel shall be of good quality and, to the best of Seller’s knowledge, free from faults and defects and (z) at Closing for each Hotel, title to all Improvements, FF&E and Personal Property will vest in Buyer, free and clear of all liens, claims, security interests or encumbrances except for Permitted Exceptions and applicable FF&E Leases.

(vii) In addition to, but not in limitation of, other warranties set forth herein or in any Warranties, Contracts, Plans and Specs, if, within one (1) year after the date of Closing of each Hotel, any of the construction (whether materials or workmanship) is found to be defective or not in accordance with the approved Contracts, Plans and Specs in any material respect, upon notice from Buyer, Seller shall, at its sole cost and expense, promptly cause any such defect or nonconforming work to be corrected. As to FF&E and other Personal Property, Seller warrants the same to be free from defects for a period of one (1) year from the date of Closing of each Hotel. At the Closing of each Hotel, Seller shall assign to Buyer all construction warranties with respect to such Hotel, which assignment shall be in form and substance reasonably satisfactory to Buyer, including a warranty by the Contractor, for the period ending not sooner than one (1) year after the date the Hotel is substantially completed, in the form of the warranty attached hereto as Exhibit H (the “Construction Warranty”).

(viii) Buyer shall have the right to inspect each Hotel Property to monitor and observe the development and construction of each Hotel. All such inspections shall require reasonable prior notice to Seller and shall be conducted in a manner that will minimize any interference with the development and construction of such Hotel Seller shall provide Buyer with written status reports on the progress of construction of each Hotel not less than once a calendar month until the Closing occurs with respect to such Hotel.

(ix) Upon notification from the applicable contractor that a Hotel is substantially completed and ready for inspection, Buyer and Seller shall prepare, with the assistance of the applicable franchisor and Manager of the Hotel and Rick Yarling of R.A. Yarling & Company, Inc. (“Buyer’s Consultant”) and Keith Kelly of PCI Architecture (“Seller’s Consultant”), a punchlist of items that remain uncompleted, uncorrected or not in conformance with or pursuant to any construction or other contract, law or code or requirements of the applicable franchisor or Manager or that have otherwise been identified as uncompleted, uncorrected or non-conforming by the applicable franchisor, Manager, Buyer’s Consultant or Seller’s Consultant (“Punchlist Items”). Seller acknowledges that final acceptance of the work on each Hotel shall be made only with the approval of Buyer and the applicable franchisor and Manager. If any Punchlist Items remain uncompleted at the time of Closing of a Hotel Property or if a temporary or conditional certificate of occupancy has been issued at the time of Closing and not a final, unconditional certificate of occupancy for such Hotel Property, (A) Seller shall take all steps necessary at Seller’s expense and with all diligence to correct and complete such Punchlist Items in a manner reasonably satisfactory to Buyer and the applicable franchisor and Manager and to obtain a final, unconditional certificate of occupancy within ninety (90) days after substantial completion of such Hotel and (B) there shall be escrowed from the portion of the Purchase Price allocated to such Hotel Property an aggregate amount equal to (x) One Hundred Thousand and No/100 Dollars ($100,000.00) (the “C/O Holdback”), plus (y) a sum equal to one hundred five percent (105%) of the aggregate cost of completing all Punchlist Items that are not completed and accepted by Buyer, the applicable franchisor and Manager, to pay for the cost of completing such Punchlist Items or otherwise performing such other work as may be required for a final, unconditional certificate of occupancy to be issued (the “Completion

Escrow”). The amount of the Completion Escrow for each Hotel Property shall be reasonably agreed upon by Buyer and Seller, with the concurrence of the applicable franchisor and Manager and Buyer’s Consultant and Seller’s Consultant. The C/O Holdback and the Completion Escrow for each Hotel Property shall be deposited with the Escrow Agent at the Closing for such Hotel Property and shall be disbursed, in the case of the C/O Holdback, only upon Buyer’s receipt of a final, unconditional certificate of occupancy for such Hotel Property and, in the case of the Completion Escrow, only upon completion of the Punchlist Items as well as all other work required for the final, unconditional certificate of occupancy and completion of such Hotel Property in a manner reasonably satisfactory to Buyer and the applicable Manager and acceptable to the applicable franchisor. If the Closing occurs for a Hotel Property with any Punchlist Items outstanding or without a final, unconditional certificate of occupancy for such Hotel Property, Seller hereby agrees to indemnify, defend and hold Buyer harmless from and against all claims, liabilities, obligations, losses, damages and costs (including reasonable attorneys’ fees) arising from the fact that any such Punchlist Items have not been completed or that a final, unconditional certificate of occupancy has not been issued as of the Closing Date, including (without limitation) any such claims, liabilities, obligations, losses, damages or costs resulting from a delay, disruption or other adverse affect on the opening and full operation of the Hotel from and after the Closing Date. In the event Buyer and Seller are unable to resolve any dispute between Buyer and Seller as to the amount of the Completion Escrow or the satisfactory completion of Punchlist Items and disbursement of funds from the Completion Escrow in connection therewith, Buyer and Seller shall consult with Buyer’s Consultant and Seller’s Consultant, and the determination of Buyer’s Consultant and Seller’s Consultant shall control and be binding as between Buyer and Seller. If Buyer’s Consultant and Seller’s Consultant are unable to agree after a reasonable period time, such Consultants shall select an independent third party to make such determination (the “Additional Consultant”) and the determination of such Additional Consultant shall be binding as between Buyer and Seller. Notwithstanding the foregoing, all such matters shall remain subject to the concurrence and approval of the applicable franchisor. To the extent that the applicable franchisor has approved in writing and accepted work as conforming with such franchisor’s requirements and brand standard, Buyer’s Consultant will not reject such work on the basis that such work is non-conforming with such franchisor’s requirements and brand standard, provided that the determination of Buyer’s Consultant shall control with respect to any determination of whether such work complies with applicable laws, codes and contracts or is defective or damaged.

(m) Management Agreements, Franchise Agreements and Other Agreements. There are no management agreements, franchise agreements, license agreements or similar agreements for the operation and/or management of the Hotels or relating to the applicable Brand, to which any Seller or any of its or their affiliates is party or by which any Hotel or Hotel Property is bound other than the Franchise Agreements. There are no rights of first refusal or other purchase rights, options or agreements affecting or relating to only Hotel or any Hotel Property.

As used herein, “Seller’s knowledge” or “known to Seller” or similar statements include, without limitation, reasonable inquiry by Seller of Brad Honigfeld, Marlene Laveman, Steve Scharf,

Dave Cahill and Jim Ardizzone and shall include Chuck Pagnotta, an employee of Seller’s affiliate, Briad Construction Services, LLC.

7.2 Buyer’s representations, warranties and covenants. Buyer represents, warrants and covenants:

(a) Authority. Buyer is a corporation duly formed, validly existing and in good standing in the Commonwealth of Virginia. Buyer has received or will have received on or before the Closing on each Hotel all necessary consents of the Board of Directors of Buyer that Buyer is fully authorized to complete the transactions contemplated by this Contract with respect to such Hotel. No other consent or approval of any person, entity or governmental authority is required for the execution, delivery or performance by Buyer of this Contract, and this Contract is hereby binding and enforceable against Buyer.

(b) Bankruptcy. Buyer is not insolvent nor the subject of any bankruptcy proceeding, receivership proceeding or other insolvency, dissolution, reorganization or similar proceeding.

7.3 Survival. All of the representations and warranties set forth in this Contract are true, correct and complete as of the date hereof and the statements set forth therein (without qualification or limitation as to a party’s knowledge thereof) shall be true, correct and complete as of the Closing Date for each Hotel Property. All of the representations and warranties made herein shall survive Closing on each Hotel Property for a period of eighteen (18) months and shall not be deemed to merge into or be waived by any Seller’s Deed or any other closing documents.

ARTICLE VIII

ADDITIONAL COVENANTS

8.1 Subsequent Developments. After the date of this Contract and until the Closing Date for each Hotel Property, Seller shall keep Buyer fully informed of all subsequent developments of which Seller has knowledge (“Subsequent Developments”) which would cause any of Seller’s representations or warranties contained in this Contract to be no longer accurate in any material respect.

8.2 Operations. Seller shall, from and after the date hereof through the Closing on each Hotel Property:

(a) Advise Buyer promptly of any litigation, arbitration or administrative hearing before any court or governmental agency concerning or affecting any Hotel or Property which is instituted or threatened after the date of this Contract or if any representation or warranty contained in this Contract shall become false;

(b) Not take, or purposefully omit to take, any action that would have the effect of violating any of the representations, warranties, covenants or agreements of Seller contained in this Contract;

(c) Pay or cause to be paid all taxes, assessments and other impositions levied or assessed on each Hotel or any part thereof prior to the delinquency date, and comply with all federal, state, and municipal laws, ordinances, regulations and orders relating to each Hotel;

(d) Not sell or assign, or enter into any agreement to sell or assign, or create or permit to exist any lien or encumbrance (other than a Permitted Exception and sales of food and beverages in the ordinary course of business) on, the Property or any portion thereof;

(e) Not allow any permit, receipt, license, franchise or right currently in existence with respect to the operation, use, occupancy or maintenance of any Hotel to expire, be canceled or otherwise terminated; and.

(f) Not enter into any new FF&E Leases, Service Contracts, Leases or other contracts or agreements related to any Hotel, without first obtaining the written approval of Buyer, which approval shall not be unreasonably withheld, or extend any existing such agreements, unless such agreements (x) can be terminated, without penalty, upon thirty (30) days’ prior notice or (y) will expire prior to the Closing Date of the affected Hotel.

8.3 Third Party Consents. Prior to the Closing Date for any Hotel, Seller shall, at Seller’s expense, obtain any and all third party consents and approvals required in order to transfer such Hotel to Buyer, including, without limitation, all consents and approvals referred to on Exhibit E (collectively, the “Third Party Consents”).

8.4 Employees. Buyer or the applicable Manager shall be responsible for staffing the Hotels, such that each Hotel can open when completed. Buyer, Seller and the applicable Manager will coordinate during the Preview Period with respect to matters regarding employees of Seller or any affiliate of Seller that such Manager elects to retain after the Closing of the applicable Hotel Property.

8.5 Estoppel Certificates. If requested by Buyer during the Review Period, Seller shall obtain prior to Closing of each Hotel from (i) each tenant (if any) under any Lease affecting such Hotel (but not from current or prospective occupants of hotel rooms and suites within the Hotel) and (ii) each Lessor under each FF&E Lease for such Hotel, in each case, as designated by Buyer, and Seller shall deliver same to Buyer not less than five (5) days before Closing of the affected Hotel, estoppel certificates in a form reasonably acceptable to Buyer.

8.6 Agreements. Neither Seller nor any of its affiliates shall enter into or become a party to any management, license, franchise (other than Seller’s existing franchise agreement which will be assigned or terminated at Closing as provided in this Contract) or similar agreement for or with respect to any of the Hotels.

8.7 Pre-Opening Management. Following the Review Period, Seller shall permit Buyer and/or Buyer’s Manager to establish and maintain a management operation with respect to such Hotel. Personnel from any such management operation (a) shall not unreasonably interfere with the construction of the Hotels, (b) shall hold all information acquired confidential in accordance with the provisions of this Contract, and (c) shall not be deemed to have assumed management responsibilities for the Hotel by virtue of such management. Buyer shall indemnify, defend and hold Seller harmless from and against any cause of action, claim, losses damages or lawsuits, including without limitation, workers’ compensation claims or cases, which may arise or occur by reason of Buyer’s or Manager’s presence at the Hotel. In the event that the Closing with respect to a Hotel does not occur due to no fault of Buyer, Seller shall indemnify, defend and hold Buyer harmless from and against any and all liabilities and obligations of Buyer incurred in accordance with this Contract with respect to the pre-opening and post-opening management of the Hotel.

8.8 Liquor Licenses. Seller represents, warrants and covenants that (x) neither Seller nor any affiliate of Seller nor any manager or other third party holds or has applied for any liquor or alcoholic beverage license for any of the Hotels and (y) no liquor or alcoholic beverages are sold or served, and none will be sold or served, at any Hotel prior to the Closing for such Hotel. Seller agrees to cooperate with and assist Buyer and/or Buyer’s Manager in obtaining liquor licenses and alcoholic beverage licenses necessary or desirable in connection with the sale or service of liquor and alcoholic beverages and/or the operation of any restaurants, bars and lounges located within each Hotel (the “Liquor Licenses”) in the event Buyer or Buyer’s Manager elects to apply for any such Liquor Licenses.

8.9 Access to Financial Information. Buyer’s representatives shall have access to, and Seller and its Affiliates shall cooperate with Buyer and furnish upon request, all financial and other information relating to each of the Hotels to the extent necessary to enable Buyer’s representatives to prepare audited financial statements in conformity with Regulation S-X of the Securities and Exchange Commission (the “SEC”) and other applicable rules and regulations of the SEC and to enable them to prepare a registration statement, report or disclosure statement for filing with the SEC on behalf of Buyer or its affiliates, whether before or after Closing of any Hotel and regardless of whether such information is included in the Records to be transferred to Buyer hereunder. Seller shall also provide to Buyer’s representative a signed representation letter in form and substance reasonably acceptable to Seller sufficient to enable an independent public accountant to render an opinion on the financial statements related to each Hotel. Buyer will reimburse Seller for costs reasonably incurred by Seller to comply with the requirements of the preceding sentence to the extent that Seller is required to incur costs not in the ordinary course of business for third parties to provide such representation letter. The provisions of this Section shall survive Closing or termination of this Contract.

8.10 Bulk Sales. At Seller’s risk and expense, Seller shall take all steps reasonably necessary to comply with the requirements of a transferor under all bulk transfer laws applicable to the transactions contemplated by this Contract. Seller shall be responsible for paying any bulk sales tax which may be imposed on the transaction.

8.11 Pre-Opening Program. It is contemplated that certain activities must be undertaken prior to the Closing Date of each Hotel so that such Hotel can function in an orderly and businesslike manner as of the Effective Date (“Pre-Opening Program”). Seller shall cooperate in good faith with the Pre-Opening Program for each Hotel and shall provide the applicable franchisor, Manager and Buyer reasonable access to each Hotel Property at anytime prior to the Closing in order to conduct their activities related to the Pre-Opening Program; provided that the Pre-Opening Program shall not be permitted to interfere unreasonably with or delay the activities of Seller in completing the applicable Hotel. Seller shall pay in a timely manner all costs associated with the Pre-Opening Program or otherwise related to the pre-opening operations of each Hotel Property up to but not including the Cutoff Time (including, without limitation the expense items listed on Schedule 2 attached hereto), regardless of when such costs are payable (the “Pre-Opening Costs”). Seller’s liability for Pre-Opening Costs payable from and after the date of execution of this Contract shall not exceed One Hundred Seventy Thousand and No/100 Dollars ($170,000.00) so long as all such Pre-Opening Costs have been approved by Buyer in advance. Any Pre-Opening Costs not approved by Buyer shall be the responsibility of Seller, shall not be subject to the $170,000 limitation on liability set forth in the preceding sentence and shall be payable by Seller in addition to the $170,000 payable by Seller hereunder. Seller shall also fund all initial working capital accounts required under the applicable Management Agreement or Franchise Agreement. At Buyer’s option, Buyer may pay such expenses with respect to a Hotel and receive a credit therefor at the Closing for such Hotel or Seller shall pay such expenses directly to the applicable franchisor or Manager.

8.12 Indemnification. If the transactions contemplated by this Contract are consummated as provided herein, with respect to any Hotel Property sold by Seller to Buyer :

(a) Indemnification of Buyer. Without in any way limiting or diminishing the warranties, representations or agreements herein contained or the rights or remedies available to Buyer for a breach hereof, Seller hereby agrees to indemnify, defend and hold harmless Buyer and its respective designees, successors and assigns from and against all losses, judgments, liabilities, claims, damages or expenses (including reasonable attorneys’ fees) of every kind, nature and description in existence before, on or after the Closing for such Hotel Property, whether known or unknown, absolute or contingent, joint or several, arising out of or relating to:

(i) any claim made or asserted against Buyer or any of the Property by a creditor of Seller, including any claims based on or alleging a violation of any bulk sales act or other similar laws;

(ii) the breach of any representation, warranty, covenant or agreement of Seller contained in this Contract;

(iii) any liability or obligation of Seller not expressly assumed by Buyer pursuant to this Contract; and

(iv) any claim made or asserted by an employee of Seller arising out of Seller’s decision to sell any Hotel Property;

(v) the construction, ownership, use or operation of the Property prior to Closing.

(b) Indemnification of Seller. Without in any way limiting or diminishing the warranties, representations or agreements herein contained or the rights or remedies available to Seller for a breach hereof, Buyer hereby agrees, with respect to this Contract, to indemnify, defend and hold harmless Seller from and against all losses, judgments, liabilities, claims, damages or expenses (including reasonable attorneys’ fees) of every kind, nature and description in existence before, on or after each Closing, whether known or unknown, absolute or contingent, joint or several, arising out of or relating to:

(i) the breach of any representation, warranty, covenant or agreement of Buyer contained in this Contract;

(ii) the conduct and operation by Buyer of its business at each Hotel purchased by Buyer from and after Buyer or Buyer’s Manager assumes management of the Hotel from and after the Closing for such Hotel.

(iii) any obligation or liability of Buyer expressly assumed by Buyer at Closing for such Hotel.

(c) Indemnification Procedure for Claims of Third Parties. Indemnification, with respect to claims resulting from the assertion of liability by those not parties to this Contract (including governmental claims for penalties, fines and assessments), shall be subject to the following terms and conditions:

B. The party seeking indemnification (the “Indemnified Party”) shall give prompt written notice to the party or parties from which it is seeking indemnification (the “Indemnifying Party”) of any assertion of liability by a third party which might give rise to a claim for indemnification based on the foregoing provisions of this Section 8.12, which notice shall state the nature and basis of the assertion and the amount thereof, to the extent known; provided, however, that no delay on the part of the Indemnified Party in giving notice shall relieve the Indemnifying Party of any obligation to indemnify unless (and then solely to the extent that) the Indemnifying Party is prejudiced by such delay.

C. If in any action, suit or proceeding (a “Legal Action”) the relief sought is solely the payment of money damages, and if the Indemnifying Party specifically agrees in writing to indemnify such Indemnified Party with respect thereto and demonstrates to the reasonable satisfaction of such Indemnified Party its financial ability to do so, the Indemnifying Party shall have the right, commencing thirty (30) days after such notice, at its option, to elect to settle, compromise or defend, pursuant to this paragraph, by its own counsel and at its own expense, any such Legal Action involving such Indemnified Party’s asserted liability. If the Indemnifying Party does not undertake to settle, compromise or defend any such Legal Action, such settlement, compromise or defense shall be conducted in the sole discretion of such Indemnified Party, but such Indemnified Party shall provide the Indemnifying Party with such information concerning such settlement, compromise or defense as the Indemnifying Party may reasonably request from time to time. If the Indemnifying Party undertakes to settle, compromise or defend any such asserted liability, it shall notify such Indemnified Party in writing of its intention to do so within thirty (30) days of notice from such Indemnified Party provided above.

D. Notwithstanding the provisions of the previous subsection of this Contract, until the Indemnifying Party shall have assumed the defense of the Legal Action, the defense shall be handled by the Indemnified Party. Furthermore, (x) if the Indemnified Party shall have reasonably concluded that there are likely to be defenses available to it that are different from or in addition to those available to the Indemnifying Party; (y) if the Legal Action involves other than money damages and seeks injunctive or other equitable relief; or (z) if a judgment against Buyer, as the Indemnified Party, in the Legal Action will, in the good faith opinion of Buyer, establish a custom or precedent which will be adverse to the best interest of its continuing business, the Indemnifying Party, shall not be entitled to assume the defense of the Legal Action and the defense shall be handled by the Indemnified Party. If the defense of the Legal Action is handled by the Indemnified Party under the provisions of this subsection, the Indemnifying Party shall pay all legal and other expenses reasonably incurred by the Indemnified Party in conducting such defense.

E. In any Legal Action initiated by a third party and defended by the Indemnified Party (w) the Indemnified Party shall have the right to be represented by advisory counsel and accountants, at its own expense, (x) the Indemnifying Party shall keep the Indemnified Party fully informed as to the status of such Legal Action at all stages thereof, whether or not the Indemnified Party is represented by its own counsel, (y) the Indemnifying Party shall make available to the Indemnified Party and its attorneys, accounts and other representatives, all books and records of Seller relating to such Legal Action and (z) the parties shall render to each other such assistance as may be reasonably required in order to ensure the proper and adequate defense of such Legal Action.

F. In any Legal Action initiated by a third party and defended by the Indemnifying Party, the Indemnifying Party shall not make settlement of any claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld. Without limiting the generality of the foregoing, it shall not be deemed unreasonable to withhold consent to a settlement involving injunctive or other equitable relief against Buyer or its respective assets, employees, affiliates or business, or relief which Buyer reasonably believes could establish a custom or precedent which will be adverse to the best interests of its continuing business.

8.13 Survival of Covenants. Unless waived or terminated as provided herein, all of the covenants and agreements made by Seller and Buyer in this Contract and in the Schedules and Exhibits hereto shall be continuing and shall survive Closing on the applicable Hotel Property, notwithstanding any investigation at any time made by or on behalf of any party, and shall terminate with respect to each Hotel Property acquired by Buyer eighteen (18) months after Closing on such Hotel Property.

8.14 Escrow Funds. To provide for timely payment of any and all warranty, indemnity or other post-closing claims by Buyer against Seller or amounts owed by Seller to Buyer hereunder, at Closing of each Hotel, an amount equal to One Hundred Seventy-Five Thousand Dollars ($175,000.00) (the “Escrow Funds”) shall be withheld from the Purchase Price payable to Seller and shall be deposited for a period of twelve (12) months after Closing of such Hotel in an escrow account with the Title Company pursuant to an escrow agreement reasonably satisfactory in form and substance to Buyer and Seller (the “Post-Closing Agreement”), which escrow and Post-Closing Agreement shall be established and entered into at Closing and shall be a condition to Buyer’s obligations under this Contract.

ARTICLE IX

CONDITIONS FOR CLOSING

9.1 Buyer’s Conditions for Closing. Unless otherwise waived in writing, and without prejudice to Buyer’s right to cancel this Contract during the Review Period, the duties and obligations of Buyer to proceed to Closing on each Hotel Property under the terms and provisions of this Contract are and shall be expressly subject to strict compliance with, and satisfaction or waiver of, each of the conditions and contingencies set forth in this Contract, each of which shall be deemed material to this Contract. In the event of the failure of any of the conditions set forth in this Section 9.1 as to a Hotel Property or of any other condition to Buyer’s obligations provided for in this Contract, which condition is not waived in writing by Buyer, Buyer shall have the right at its option (i) to declare this Contract terminated as to all of the Hotel Properties as to which a Closing has not then occurred under this Contract, in which case the Deposit and any interest thereon shall be immediately returned to Buyer and each of the parties shall be relieved from further liability to the other, except as otherwise expressly provided herein or (ii) to declare this Contract terminated as to only the affected Hotel Property without terminating this Contract as to the other Hotel Properties, in which case a pro rata amount of the Deposit (i.e., $500,000, plus interest thereon) for the affected Hotel Property (and the Deposit if the affected Hotel Property is the last Hotel Property to close) shall be immediately returned to Buyer and each of the parties shall be relieved from further liability to the other with respect to such Hotel Property, except as otherwise expressly provided herein.

(a) All of Seller’s representations and warranties contained in or made pursuant to this Contract shall be true and correct in all material respects as if made again on each Closing Date.

(b) Buyer shall have received all of the instruments and conveyances listed in Section 10.2 with respect to such Hotel Property.

(c) Seller shall have performed, observed and complied in all material respects with all of the covenants, agreements, closing requirements and conditions required by this Contract to be performed, observed and complied with by Seller, as and when required hereunder.

(d) Seller shall have provided to Buyer the Evidence of Final Completion and evidence of Land Use Compliance for such Hotel Property, all in form and substance reasonably satisfactory to Buyer.

(e) Third Party consents in form and substance reasonably satisfactory to Buyer shall have been obtained and furnished to Buyer with respect to such Hotel Property.

(f) The applicable Manager and Buyer shall have entered into a Management Agreement for such Hotel Property, and such Management Agreement shall be in full force and effect.

(g) Buyer, Buyer’s Manager or an affiliate of Buyer, as applicable, shall have obtained, or Buyer shall be reasonably satisfied of its or their ability to obtain in a timely manner, all Liquor Licenses necessary or appropriate for the operation of such Hotel Property.

(h) Seller’s interest in the applicable Franchise Agreement shall have been assigned to Buyer (or Buyer and the franchisor shall have entered into a new franchise agreement), as provided in Article V, and the Franchise Agreement as so assigned (or the new franchise agreement) shall be in full force and effect.

(i) Buyer shall have obtained an as-built plat of survey of the applicable Hotel Property as completed, dated within 30 days of the Closing Date and prepared in compliance with the then current ALTA/ACSM standards for urban properties, and such plat of survey shall not disclose any encroachments, boundary line discrepancies or other survey matters that, in Buyer’s reasonable judgment, would materially and adversely affect the use, operation or value of such Hotel Property.

(j) Buyer shall have obtained an ALTA owner’s title insurance policy (or, if an ALTA form of policy is not customarily issued in the state in which the applicable Hotel Property is located, in the form customarily issued in such state), issued by the Title Company pursuant to the Title Commitment, insuring Buyer’s fee simple ownership in the applicable Hotel Property (i) with an effective date as of the Closing Date, (ii) with no exceptions for filed or unfiled mechanics’ and materialmen’s liens, (iii) with no exceptions for encroachments or other matters of survey unless approved by Buyer and (iv) with no other exceptions to title other than the Permitted Exceptions.

9.2 Seller’s Conditions for Closing. Unless otherwise waived in writing, and without prejudice to Seller’s right to cancel this Contract during the Review Period, the duties and obligations of Seller to proceed to Closing for each Hotel Property under the terms and provisions of this Contract are and shall be expressly subject to strict compliance with, and satisfaction or waiver of, each of the conditions and contingencies set forth in this Section 9.2, each of which shall be deemed material to this Contract. In the event of the failure of any of the conditions set forth in this Section 9.2, which condition is not waived in writing by Seller, Seller shall have the right at its option to declare this Contract terminated and null and void as to only the affected Hotel Property without terminating this Contract as to the other Hotel Properties, in which case a pro rata amount of the Deposit (i.e., $500,000, plus interest thereon) for the affected Hotel Property (and the Deposit if the affected Hotel Property is the last Hotel Property to close) shall be immediately released to Seller and each of the parties shall be relieved from further liability to the other with respect to such Hotel Property.

(a) All of Buyer’s representations and warranties contained in or made pursuant to this Contract shall be true and correct in all material respects as if made again on the Closing Date.

(b) Seller shall have received all of the money, instruments and conveyances listed in Section 10.3.

(c) Buyer shall have performed, observed and complied in all material respects with all of the covenants, agreements, closing requirements and conditions required by this Contract to be performed, observed and complied with by Buyer, as and when required hereunder.

ARTICLE X

CLOSING AND CONVEYANCE

10.1 Closing; Construction Completion. The closing for the purchase and sale of each Hotel Property (individually, a “Closing”; collectively, the “Closings”) shall occur when such Hotel has been finally completed, as provided in Section 7.1(l), and the Manager for such Hotel is prepared to open such Hotel for business to the public on the date of such Closing, provided that all other conditions to Closing by Buyer hereunder have been satisfied. The date on which the Closing on each of the Properties is to occur as provided in this Section 10.1, or such other date as may be agreed upon by Buyer and Seller, is referred to in this Contract as the “Closing Date”. Each Closing shall be held at 10:00 a.m. at the offices of the Title Company, or as otherwise determined by Buyer and Seller. Regardless of the Closing Date for each Hotel Property, the Closing for such Hotel Property shall be effective as of 12:01 a.m. (the “Cutoff Time”) on the date on which such Hotel opens for business to the public in accordance with the applicable Franchise Agreement (the “Effective Date”).

10.2 Seller’s Deliveries. At the Closing for each Hotel Property, Seller shall deliver to Buyer the following, and, as appropriate, all instruments shall be properly executed and conveyance instruments to be acknowledged in recordable form (the terms, provisions and conditions of all instruments not attached hereto as Exhibits shall be mutually agreed upon by Buyer and Seller prior to Closing).

(a) Deed. A Special Warranty Deed or Bargain and Sale Deed with covenants against grantor’s acts in the form attached as Exhibit I, conveying to Buyer fee simple title to the Real Property constituting part of such Hotel Property, subject only to the Permitted Exceptions (the “Deed”).

(b) Bills of Sale. A Bill of Sale, in the form attached hereto as Exhibit J, to Buyer and/or its designated lessee, conveying title to the tangible Personal Property constituting part of such Hotel Property.

(c) General Assignments. Assignments of all of Seller’s right, title and interest in and to all FF&E Leases, Service Contracts and Leases identified on Exhibit D hereto applicable to such Hotel (the “Hotel Contracts”). The Assignment shall also be a general assignment and shall provide for the assignment of all of Seller’s right, title and interest in all Records, Warranties, Licenses, Tradenames, Contracts, Plans and Specs and all other intangible Personal Property applicable to such Hotel.

(d) FIRPTA; 1099. A FIRPTA Affidavit or Transferor’s Certificate of Non-Foreign Status as required by Section 1445 of the Internal Revenue Code and an IRS Form 1099.

(e) Title Company Documents. All affidavits, gap indemnity agreements (if required by the Title Company) and other documents reasonably required by the Title Company. At Buyer’s sole expense, Buyer shall have obtained an irrevocable commitment directly from the Title Company (or in the event the Title Company is not willing to issue said irrevocable commitment, then from such other national title company as may be selected by either Buyer or Seller) for issuance of an Owner’s Policy of Title Insurance to Buyer insuring good and marketable fee simple absolute title to the Real Property constituting part of such Hotel Property, subject only to the applicable Permitted Exceptions.

(f) Possession; Estoppel Certificates. Possession of such Hotel Property.

(g) Completion. Evidence of Completion as specified in Section 7.1 (l)(i) together with any required affidavits and other documentation necessary to support the Evidence of Completion.

(h) Authority Documents. Copies of resolutions, certified by the managing member or officer reasonably acceptable to Buyer and the Title Company of the members and managers of Seller authorizing the sale of such Hotel Property contemplated by this Contract, and/or other evidence reasonably satisfactory to Buyer and the Title Company that the person or persons executing the closing documents on behalf of Seller have full right, power and authority to do so, along with a certificate of good standing of Seller from the State in which the Hotel Property is located.

(i) Miscellaneous. Such other instruments as are contemplated by this Contract to be executed or delivered by Seller, reasonably required by Buyer or the Title Company, or customarily executed in the jurisdiction in which such Hotel Property is located, to effectuate the conveyance of property similar to the related Hotel, with the effect that, after the Closing, Buyer will have succeeded to all of the rights, titles, and interests of Seller related to such Hotel and Seller will no longer have any rights, titles, or interests in and to such Hotel, except for liabilities retained by Seller as contemplated by this Contract.

(j) Plans, Keys, Records, Etc. To the extent not previously delivered to and in the possession of Buyer, all Contracts, Plans and Specs, all keys for such Hotel (which keys shall be properly tagged for identification), all Records, including, without limitation, all Warranties, Licenses, Leases, FF&E Leases and Service Contracts for such Hotel.

(k) Closing Statements. Seller’s Closing Statement, and a certificate confirming the truth of Seller’s representations and warranties hereunder as of the Closing Date.

(l) Vehicle Titles. The necessary certificates of title duly endorsed for transfer with any required affidavits and other documentation necessary for the transfer of title or the assignment of leases from Seller to Buyer of any motor vehicles used in connection with the applicable Hotel’s operations.

10.3 Buyer’s Deliveries. At Closing for each Hotel Property, Buyer shall deliver the following

(a) Purchase Price. The balance of the Purchase Price allocated to such Hotel Property, subject to Section 2.4 above.

(b) Authority Documents. Certified copy of resolutions of the Board of Directors of Buyer authorizing the purchase of such Hotel Property contemplated by this Contract, and/or other evidence satisfactory to Seller and the Title Company that the person or persons executing the closing documents on behalf of Buyer have full right, power and authority to do so.

(c) Miscellaneous. Such other instruments as are contemplated by this Contract to be executed or delivered by Buyer, reasonably required by Seller or the Title Company, or customarily executed in the jurisdiction in which such Hotel Property is located, to effectuate the conveyance of property similar to the related Hotel, with the effect that, after the Closing, Buyer will have succeeded to all of the rights, titles, and interests of Seller related to such Hotel and Seller will no longer have any rights, titles, or interests in and to such Hotel, except for liabilities retained by Seller as contemplated by this Contract.

(d) Closing Statements. Buyer’s Closing Statement, and a certificate confirming the truth of Buyer’s representations and warranties hereunder as of the Closing Date.

ARTICLE XI

COSTS

All Closing costs shall be paid as set forth below:

11.1 Seller’s Costs. In connection with the sale of the Property contemplated under this Contract, Seller shall be responsible for all bulk transfer taxes or like taxes on or in connection with the transfer of the Property (in each case except as otherwise provided in Sections 11.2 or Section 12) and all accrued taxes of Seller prior to Closing and income taxes and other such taxes of Seller attributable to the sale of the Property to Buyer. Seller shall be responsible for all sales and other taxes imposed on construction materials and supplies used in connection with or incorporated in any Hotel Property. Seller shall also be responsible for the costs and expenses of its attorneys, accountants, appraisers and other professionals, consultants and representatives. Seller shall also be responsible for amounts payable in connection with the pay-off of any liens and/or indebtedness encumbering the Hotel Property being conveyed, including, without limitation all prepayment penalties, releases of liens and other costs and expenses related to or payable in connection with such pay-off. Seller shall be responsible for all costs related to the assignment and amendment of the existing Franchise Agreement for each Hotel or the termination of the existing Franchise Agreement (if Buyer elects to enter into a new franchise agreement as provided in Article V). Seller shall also be responsible for all Pre-Opening Costs and other costs as provided for in Section 8.11.

11.2 Buyer’s Costs. In connection with the purchase of the Property contemplated under this Contract, Buyer shall be responsible for the costs and expenses of its attorneys, accountants and other professionals, consultants and representatives. Buyer shall also be responsible for the costs and expenses in connection with the preparation of any environmental report, any update to the survey and the costs and expenses of preparation of the title insurance commitment and the issuance of the title insurance policy contemplated by Article IV, the per page recording charges for the Deed (if applicable) and costs (if any) expressly provided as being paid by Buyer pursuant to Article V of this Contract. Buyer shall be responsible for all transfer taxes and recordation taxes (but not bulk transfer or similar taxes) on the sale by Seller to Buyer of the Personal Property and the Real Property. Nor shall Buyer be responsible for any sales or other taxes imposed on construction materials and supplies used in connection with or incorporated in any Hotel Property.

ARTICLE XII

ADJUSTMENTS

12.1 Adjustments. Unless otherwise provided herein, at Closing on each Hotel Property, adjustments between the parties shall be made as of the Cutoff Time, with the income and expenses accrued prior to the Effective Date being allocated to Seller and the income and expenses accruing on and after the Effective Date being allocated to Buyer. All of such adjustments and allocations shall be made in cash at such Closing. Except as otherwise expressly provided herein, all apportionments and adjustments shall be made on an accrual basis in accordance with generally accepted accounting principles.

(a) Taxes. All real estate taxes, personal property taxes, or any other taxes and special assessments (special or otherwise) of any nature upon each Hotel Property, levied, assessed or pending for the calendar year in which the Closing on such Hotel Property occurs (including the period prior to Closing, regardless of when due and payable) shall be prorated as of the Cutoff Time and, if no tax bills or assessment statements for such calendar year are available, such amounts shall be estimated on the basis of the best available information for such taxes and assessments that will be due and payable on the related Hotel for the calendar year in which such Closing occurs.

(b) Utilities. All suppliers of utilities shall be instructed to read meters or otherwise determine the charges owing as of the Effective Date for services prior thereto, which charges shall be allocated to Seller. Charges accruing after the Cut-off Time shall be allocated to Buyer. All utility deposits shall be the property of Buyer and shall be transferred to and received by Buyer at Closing without additional charge to Buyer. All utility rebates shall be assigned and transferred to Buyer at Closing without charge to Buyer.

(c) Accounts. All working capital accounts, reserve accounts and escrow accounts (including all FF&E accounts), petty cash, cash in cash registers and cash in vending machines (but excluding amounts held in tax and insurance escrow accounts and utility deposits to the extent excluded form the definition of Deposits) held by or on behalf of Seller, the applicable Manager or the applicable franchisor with respect to the Hotel shall become the property of Buyer at Closing without Buyer being required to fund the same.

(d) Other Costs. All other costs attributable to the period before the Cutoff Time, including the cost of property and liability insurance and all Pre-Opening Costs, shall be allocated to Seller and all costs attributable to the period after the Cutoff Time shall be allocated to Buyer.

(e) Income; Advance Deposits. All rents, charges, receipts and income generated by each Hotel, including receipts from guest room or suite rentals, all accounts receivable and prepayments, all prepaid rentals, room rental deposits, and all other deposits for advance registration, banquets or future services, whether attributable to the period before the Cutoff Time or after the Cutoff Time, shall be credited to Buyer.

(f) Easement Payments. Somerset LLC shall be entitled to retain the upfront payment (not to exceed $175,000.00) received from Franklin Park Properties, LLC (“Franklin”)

as consideration for Somerset LLC entering into the Agreement, dated October 10, 2003, between Somerset LLC and Franklin with respect to a parking and access easement affecting the Somerset Property (the “Easement Agreement”), and Buyer shall be entitled to receive and retain all other amounts payable by Franklin, its successors and/or assigns under or in respect of the Easement Agreement, including, without limitation, all on-going maintenance or other fees payable under the Easement Agreement, provided that in no event shall Buyer be deemed to have approved the Easement Agreement or the terms and conditions thereof by virtue of the provisions of this paragraph.

12.2 Reconciliation and Final Payment. Seller and Buyer shall reasonably cooperate after Closing of each Hotel Property to make a final determination of the allocations and prorations required under this Contract within one hundred eighty (180) days after the Closing Date for such Hotel Property. Upon the final reconciliation of the allocations and prorations under this Section, the party which owes the other party any sums hereunder shall pay such party such sums within ten (10) days after the reconciliation of such sums. The obligations to calculate such prorations, make such reconciliations and pay any such sums shall survive the Closing on each Hotel Property.

12.3 Employees. None of Seller’s employees shall become employees of Buyer or Buyer’s Manager as of the Closing Date for a Hotel Property unless Buyer or its Manager expressly agrees otherwise.

ARTICLE XIII

CASUALTY AND CONDEMNATION

13.1 Risk of Loss; Notice. Prior to Closing and the delivery of possession of each Hotel Property to Buyer in accordance with this Contract, all risk of loss to such Hotel Property (whether by casualty, condemnation or otherwise) shall be borne by Seller. In the event that (a) any loss or damage to any Hotel shall occur prior to the Closing Date for such Hotel as a result of fire or other casualty, or (b) Seller receives notice that a governmental authority has initiated or threatened to initiate a condemnation proceeding affecting any Hotel, Seller shall give Buyer immediate written notice of such loss, damage or condemnation proceeding (which notice shall include a certification of (i) the amounts of insurance coverages in effect with respect to the loss or damage and (ii) if known, the amount of the award to be received in such condemnation).

13.2 Buyer’s Termination Right. If, prior to Closing and the delivery of possession of any Hotel Property to Buyer in accordance with this Contract, (a) any condemnation proceeding shall be pending against a substantial portion of the related Hotel or (b) there is any substantial casualty loss or damage to the related Hotel, Buyer shall have the option to terminate this Contract as to the affected Hotel Property or, at Buyer’s election, terminate this Contract as to all of the Hotel Properties not purchased by Buyer, provided Buyer delivers written notice to Seller of its election within twenty (20) days after the date Seller has delivered Buyer written notice of any such loss, damage or condemnation as provided above, and in such event the Deposit (if Buyer elects to terminate this Contract as to all of the Hotel Properties) or the a pro rata amount of the Deposit (i.e., $500,000) for the affected Hotel Property (if Buyer elects to terminate only as to the affected Hotel Property and other Hotel Property(ies) remain subject to this Contract) and any interest thereon, shall be delivered to Buyer and thereafter, except as expressly set forth herein, no party shall have any further obligation or liability to the other under this Contract with respect to the affected Hotel Property unless Buyer elects to terminate this Contract in its entirety, in which event Seller and Buyer shall have no obligation or liability under this Contract with respect to any Hotel Property. In the context of condemnation, “substantial” shall mean condemnation of such portion of any Hotel (or access thereto) as could, in Buyer’s reasonable judgment, render use of the remainder impractical or unfeasible for the uses herein contemplated, and, in the context of casualty loss or damage, “substantial” shall mean a loss or damage in excess of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) in value.

13.3 Procedure for Closing. If Buyer shall not timely elect to terminate this Contract under Section 13.2 above, or if the loss, damage or condemnation is not substantial, Seller agrees to pay to Buyer at the Closing for the affected Hotel Property all insurance proceeds or condemnation awards which Seller has received as a result of the same, plus an amount equal to the insurance deductible, and assign to Buyer all insurance proceeds and condemnation awards payable as a result of the same, in which event the Closing for such Hotel Property shall occur without Seller replacing or repairing such damage. In the case of damage or casualty, at Buyer’s election, Seller shall repair and restore the affected Hotel Property to its condition immediately prior to such damage or casualty and shall assign to Buyer all excess insurance proceeds.

ARTICLE XIV

DEFAULT REMEDIES

14.1 Buyer Default. If Buyer defaults under this Contract after the Review Period, and such default continues for ten (10) days following written notice from Seller (provided no notice shall extend the time for Closing), then at Seller’s election by written notice to Buyer, this Contract shall be terminated and of no effect, in which event the remaining Deposit, including any interest thereon, shall be paid to and retained by the Seller as Seller’s sole and exclusive remedy hereunder, and as liquidated damages for Buyer’s default or failure to close, and both Buyer and Seller shall thereupon be released from all obligations hereunder.

14.2 Seller Default. If Seller defaults under this Contract and such default continues for ten (10) days following written notice from Buyer, Buyer may elect as Buyer’s sole and exclusive remedy, either (i) to terminate this Contract as to the Property or, at Buyer’s election, the affected Hotel Property, by written notice to Seller delivered to Seller at any time prior to the completion of such cure, in which event the Deposit, or the Additional Deposit for the affected Hotel Property if Buyer elects to terminate only as to the affected Hotel Property and the other Hotel Property(ies) remain subject to this Contract, including any interest thereon, shall be returned to the Buyer, and thereafter both the Buyer and Seller shall thereupon be released from all obligations with respect to this Contract or the affected Hotel Property, as applicable, except as otherwise expressly provided herein; or (ii) to treat this Contract as being in full force and effect by written notice to Seller delivered to Seller at any time prior to the completion of such cure, in which event the Buyer shall have the right to an action against Seller for damages and for specific performance.

14.3 Attorney’s Fees. Anything to the contrary herein notwithstanding, if it shall be necessary for either the Buyer or Seller to employ an attorney to enforce its rights pursuant to this Contract because of the default of the other party, and the non-defaulting party is successful in enforcing such rights, then the defaulting party shall reimburse the non-defaulting party for the non-defaulting party’s reasonable attorneys’ fees, costs and expenses.

ARTICLE XV

NOTICES

All notices required herein shall be deemed to have been validly given, as applicable: (i) if given by telecopy, when the telecopy is transmitted to the party’s telecopy number specified below and confirmation of complete receipt is received by the transmitting party during normal business hours or on the next business day if not confirmed during normal business hours, (ii) if hand delivered to a party against receipted copy, when the copy of the notice is receipted or rejected, (iii) if given by certified mail, return receipt requested, postage prepaid, two (2) business days after it is posted with the U.S. Postal Service at the address of the party specified below or (iv) on the next delivery day after such notices are sent by recognized and reputable commercial overnight delivery service marked for next day delivery, return receipt requested or similarly acknowledged:

If to Buyer:	Apple Six Hospitality, Inc. c/o Apple REIT Companies 814 East Main Street Richmond, Virginia 23219 Attn: Krissy Gathright Phone: (804) 344-8121 Fax: (804) 344-8129

with a copy to:	McGuireWoods LLP One James Center Richmond, Virginia 23219 Attention: Nancy R. Little, Esq. Fax No.: (804) 698-2101

If to Seller or BRG:	c/o The Briad Group 78 Okner Parkway Livingston, New Jersey 07039 Attention: Brad Honigfeld, President Fax No.: 973-597-6422

with a copy to:	The Briad Group 78 Okner Parkway Livingston, New Jersey 07039 Attention: Marlene Laveman, Esq. Fax No.: 973-597-6422

Addresses may be changed by the parties hereto by written notice in accordance with this Section.

ARTICLE XVI

MISCELLANEOUS

16.1 Performance. Time is of the essence in the performance and satisfaction of each and every obligation and condition of this Contract.

16.2 Binding Effect; Assignment. This Contract shall be binding upon and shall inure to the benefit of each of the parties hereto, their respective successors and assigns.

16.3 Entire Agreement. This Contract and the Exhibits constitute the sole and entire agreement between Buyer and Seller with respect to the subject matter hereof. No modification of this Contract shall be binding unless signed by both Buyer and Seller.

16.4 Governing Law. The validity, construction, interpretation and performance of this Contract shall in all ways be governed and determined in accordance with the laws of the Commonwealth of Virginia (without regard to conflicts of laws principles).

16.5 Captions. The captions used in this Contract have been inserted only for purposes of convenience and the same shall not be construed or interpreted so as to limit or define the intent or the scope of any part of this Contract.

16.6 Confidentiality. Except as either party may reasonably determine is required by law (including, without limitation, laws and regulations applicable to Buyer or its affiliates who may be public companies): (i) prior to Closing on any Hotel Property, Buyer and Seller shall not disclose the existence of this Contract or their respective intentions to purchase and sell such Hotel Property or generate or participate in any publicity or press release regarding the transactions contemplated by this Contract, except to Buyer’s and Seller’s legal counsel and lenders, Buyer’s consultants and agents, the applicable Manager and franchisor and the Title Company and except as necessitated by Buyer’s due diligence examination and/or shadow management, unless both Buyer and Seller agree in writing and as necessary to effectuate the transactions contemplated hereby and (ii) following Closing on each Hotel Property, the parties shall coordinate any public disclosure or release of information related to such transaction, and no such disclosure or release shall be made without the prior written consent of Buyer, provided that Buyer shall not issue any press releases with respect to acquisition of the Property involving the use of the “Briad” name without consent of the applicable entity constituting Seller, such consent not to be unreasonably withheld, delayed or conditioned.

16.7 Closing Documents. To the extent any Closing documents are not attached hereto at the time of execution of this Contract, Buyer and Seller shall negotiate in good faith with respect to the form and content of such Closing documents prior to each Closing.

16.8 Counterparts. This Contract may be executed in counterparts by the parties hereto, and by facsimile signature, and each shall be considered an original and all of which shall constitute one and the same agreement.

16.9 Severability. If any provision of this Contract shall, for any reason, be adjudged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this Contract but shall be confined in its operation to the provision or provisions hereof directly involved in the controversy in which such judgment shall have been rendered, and this Contract shall be construed as if such provision had never existed, unless such construction would operate as an undue hardship on Seller or Buyer or would constitute a substantial deviation from the general intent of the parties as reflected in this Contract.

16.10 Interpretation. For purposes of construing the provisions of this Contract, the singular shall be deemed to include the plural and vice versa and the use of any gender shall include the use of any other gender, as the context may require.

16.11 Business Day. “Business day” shall mean any day other than a Saturday, Sunday or legal holiday in the Commonwealth of Virginia or the State of New Jersey.

16.12 Further Acts. In addition to the acts, deeds, instruments and agreements recited herein and contemplated to be performed, executed and delivered by Buyer and Seller, Buyer and Seller shall perform, execute and deliver or cause to be performed, executed and delivered at each Closing or after each Closing, any and all further acts, deeds, instruments and agreements and provide such further assurances as the other party or the Title Company may reasonably require to consummate the transaction contemplated hereunder.

16.13 Joint and Several Obligations. Each person or entity constituting Seller (including without limitation BRG) shall be jointly and severally liable with respect to the obligations of Seller under this Contract.

ARTICLE XVII

JOINDER BY BRG

BRG joins in this Contract and hereby covenants and agrees that (i) BRG is and shall be jointly and severally liable with Seller for the performance of all of Seller’s obligations and liabilities under this Contract, including, without limitation, all of Seller’s obligations and liabilities that survive Closing, (ii) BRG’s obligations hereunder shall not be limited, diminished or impaired in any way by virtue of any right or remedy Buyer may have against Seller under this Contract or by virtue of any other provision of this Contract, (iii) Buyer shall not be obligated to proceed first against Seller before resorting to BRG for payment or performance and (iv) BRG shall not be entitled to assert as a defense to the enforceability of its covenants and agreements hereunder any defense of Seller with respect to any liabilities or obligations of Seller to Buyer. BRG further represents, warrants and covenants to Buyer as follows:

(a) Authority; No Conflicts. BRG is a limited liability company duly formed, validly existing and in good standing in the State of New Jersey. BRG has obtained all necessary consents to enter into and perform this Contract and is fully authorized to enter into and perform this Contract and to complete the transactions contemplated by this Contract. No consent or approval of any person, entity or governmental authority is required for the execution, delivery or performance by BRG of this Contract, except as set forth in Exhibit E, and this Contract is hereby binding and enforceable against BRG. Neither the execution nor the performance of, or compliance with, this Contract by BRG has resulted, or will result, in any violation of, or default under, or acceleration of, any obligation under any existing corporate charter, certificate of incorporation, bylaw, articles of organization, limited liability company agreement or regulations, partnership agreement or other organizational documents and under any, mortgage indenture, lien agreement, promissory note, contract, or permit, or any judgment, decree, order, restrictive covenant, statute, rule or regulation, applicable to BRG.

(b) Bankruptcy. Neither BRG nor any of its partners or members is insolvent or the subject of any bankruptcy proceeding, receivership proceeding or other insolvency, dissolution, reorganization or similar proceeding.

The covenants, agreements, representations and warranties of BRG set forth herein shall be continuing, and shall not be deemed to merge into or be waived by any Seller’s Deed or other closing documents, and shall survive each Closing on a Hotel Property for a period of eighteen (18) months after such Closing.

[Signatures Begin on Following Page]

IN WITNESS WHEREOF, this Contract has been executed, to be effective as of the date first above written, by the Buyer and Seller and joined in by BRG.

SELLER:

BRIAD LODGING GROUP WALLINGFORD, LLC, a New Jersey limited liability company

By:	/s/ Brad Honigfeld
Brad Honigfeld, Sole Member

BRIAD LODGING GROUP SOMERSET, LLC, a New Jersey limited liability company

By:	/s/ Brad Honigfeld
Brad Honigfeld, Sole Member

BRIAD LODGING GROUP MT. OLIVE, LLC, a New Jersey limited liability company

By:	/s/ Brad Honigfeld
Brad Honigfeld, Sole Member

BRIAD LODGING GROUP HARTFORD, LLC, a New Jersey limited liability company

By:	/s/ Brad Honigfeld
Brad Honigfeld, Sole Member

BRIAD LODGING GROUP ROCKY HILL, LLC, a New Jersey limited liability company

By:	/s/ Brad Honigfeld
Brad Honigfeld, Sole Member

BRG:

BRIAD RESTAURANT GROUP, LLC, a New Jersey limited liability company

By:	/s/ Brad Honigfeld
Brad Honigfeld, Sole Member

BUYER:

APPLE SIX HOSPITALITY, INC., a Virginia corporation

By:	/s/ Justin Knight
Name:	Justin Knight
Title:	Senior Vice President

SCHEDULE 1

Hotel	Rooms	Other Improvements/ Amenities	Allocable Portion of Purchase Price		Anticipated Opening Date	Seller Entity and TIN
Wallingford Homewood Suites	104	76,212 sq., ft, aggregate meeting room space; indoor swimming pool, exercise room, spa, business center	$	*	**	Briad Lodging Group Wallingford, LLC Tax Iden. #22-3802311

Somerset Homewood Suites	123	87,421 sq., ft, aggregate meeting room space; indoor swimming pool, exercise room, spa, business center	$	*	**	Briad Lodging Group Somerset, LLC Tax Iden. #51-438910

Mt. Olive Residence Inn	123	88,301 sq., ft, aggregate meeting room space; indoor swimming pool, exercise room, spa, business center, water treatment facilities	$	*	**	Briad Lodging Group Mt. Olive, LLC Tax Iden. #51-0475050

Hartford Courtyard by Marriott	119	76,212 sq., ft, aggregate meeting room space; indoor swimming pool, exercise room, spa, business center	$	*	**	Briad Lodging Group Hartford, LLC Tax Iden. #52-2420620

Rocky Hill Homewood Suites	96	71,605 sq., ft, aggregate meeting room space; indoor swimming pool, exercise room, spa, business center	$	*	**	Briad Lodging Group Rocky Hill, LLC Tax Iden. #73-1684374

*	Allocation to be agreed upon by Buyer and Seller during Review Period

**	Anticipated opening dates to be agreed upon by Buyer and Seller during Review Period

Schedule 1-1

SCHEDULE 2

PRE-OPENING EXPENSES

PRE-OPENING EXPENSES TO BE APPROVED BY BUYER DURING REVIEW PERIOD.

Schedule 2-1

EXHIBIT A

LEGAL DESCRIPTION

EXHIBIT A-1: Description of Wallingford Property

EXHIBIT A-2: Description of Somerset Property

EXHIBIT A-3: Description of Mt. Olive Property

EXHIBIT A-4: Description of Hartford Property

EXHIBIT A-5: Description of Rocky Hill Property

EXHIBIT A-1

LEGAL DESCRIPTION

90 Miles Drive

Town of Wallingford, New Haven County, Connecticut

A certain piece or parcel of land located in the town of Wallingford, county of New Haven and state of Connecticut containing 5.00 acres and being shown on a map entitled “Boundary & Topographic Survey Chalet Drive Wallingford, Connecticut Prepared for 1024 Construction, Inc.,” by URS Greiner Woodward Clyde, scale 1” = 40’, dated November 1999, revised to 12-22-00, said parcel being more particularly bounded and described as follows:

Beginning at a point on the westerly highway line of Interstate 91, said point being located on the division line between land now or formerly of Chalet Susse International, Inc. on the north and the herein described parcel on the south:

Thence running southerly on a curve to the right having a radius of 4,710.00 feet and an arc length of 84.18 feet along said westerly highway line of Interstate 91;

Thence running North 80° 53’ 00” West, 659.86 feet along land now or formerly of Bellemead Development Corporation;

Thence running North 15° 31’ 06” East, 690.43 feet along the proposed easterly street line of Chalet Drive;

Thence running South 73° 23’ 05” East, 60.32 feet, South 73° 31’ 56” East, 203.00 feet, South 11° 30’ 39” West, 178.35 feet, South 10° 00’ 25” West, 199.83 feet, South 09° 26’ 45” West, 223.60 feet, South 85° 52’ 35” East, 286.88 feet, and South 88° 52’ 34” East, 57.67 feet along land now or formerly of Chalet Susse International, Inc. to the point and place of beginning.

Together with an Access, Drainage and Sanitary Sewer Easement Agreement between Bellemead Development Corporation and Briad Lodging Group Wallingford, L.L.C. dated December 29, 2000 and recorded December 29, 2000 in Volume 975, Page 564 of the Wallingford Land Records.

EXHIBIT A-2

LEGAL DESCRIPTION

Lot 46 in Block 468.09

Township of Franklin, Somerset County, New Jersey

Beginning at a point at the intersection of the northeasterly sideline of Pierce Street with the northwesterly sidelined of Cedar Grove Road and from said point running: thence:

(1)	along the said northeasterly sideline of Pierce Street North 41 degrees 10 minutes 20 seconds West 217.78 feet to a point of curvature; thence,

(2)	along said northeasterly sideline on a curve to the left said curve having a radius of 3030.00 feet, a length along the arc of 317.30 feet a bearing along the chord of North 44 degrees 10 minutes 20 seconds West and a chord length of 317.16 feet to a point of tangency; thence

(3)	Continuing along said northeasterly sideline North 47 degrees 10 minutes 20 seconds West 161.93 feet; thence

(4)	North 48 degrees 49 minutes 40 seconds East 267.47 feet; thence

(5)	South 41 degrees 29 minutes 30 seconds East 725.04 feet to the aforementioned northwesterly sideline of Cedar Grove Road; thence

(6)	Along said northwesterly sideline, South 48 degrees 27 minutes 40 seconds West 82.50 feet; thence

(7)	Continuing along said sideline, South 48 degrees 49 minutes 40 seconds West 55.15 feet; thence

(8)	Continuing along said sideline, South 65 degrees 29 minutes 26 seconds West 104.67 feet to the point and place of beginning.

Known and designated as Lot 46, in block 468.09 on a certain map entitled “Final Plat Worlds Fair Estates section VI – Industrial/Section II Residential Major Subdivision Worlds Fair Corporate Center” which map was filed in the Somerset County Clerk’s Office on June 26, 1990 as Map No. 2773.

FOR INFORMATIONAL PURPOSES ONLY:

“In compliance with Chapter 157, Laws of 1977, premises herein is Lot 46 in Block 468.09 on the Tax Map of the Township of Franklin, County of Somerset, State of New Jersey.

EXHIBIT A-3

LEGAL DESCRIPTION

TAX MAP BLOCK 204 – LOT 1.01

Township of Mount Olive, Morris County, New Jersey

Situate in the Township of Mount Olive, Morris County, New Jersey.

BEING all of a specific tract of land (Block 204-Lot 1.01) as the same is described in a deed from NEW JERSEY FOREIGN TRADE ZONE VENTURE, A General Partnership, to New Jersey Foreign Trade Zone Venture, LLC, a Limited Liability Company (formed under the laws of the State of Delaware) dated December 31, 2000 and recorded in The Morris County Clerk’s Office in Deed Book 5363, Page 202 etc., being more fully described in a deed from ITC Hotel Limited Partnership, A New Jersey Limited Partnership to New Jersey Foreign Trade Zone Venture, A New Jersey Partnership dated February 17, 1999 and recorded in The Morris County Clerk’s Office in Deed Book 4933, Page 287, etc.

BEGINNING at the point of intersection formed by the southwesterly side line of Continental Drive with the northwesterly right of way line of Route 206 Connector Road, said point being also the beginning corner of the above-mentioned whole tract and from said beginning point runs; thence

(1)	Along the first line of the same being along the said northwesterly right of way line of Route 206 Connector Road South 42 degrees 07 minutes and 57 seconds West 715.07 feet to an angle point in the northwesterly right of way line of Ramp “A” as shown on a map entitled “New Jersey State Highway Department General Property Parcel Map Route 80 (1953) Section 1A Waterloo Road To Route U.S. 46 At Netcong Showing Existing Right Of Way And Parcels To Be Acquired In The Township Of Byram County of Sussex, Township of Mount Olive and Borough Of Netcong County Of Morris Scale: As Indicated June 1960,” thence along courses 2 through 6 inclusive of the above-mentioned whole tract, being also along the said northwesterly and northeasterly right of way line of Ramp “A” the following five courses.

(2)	South 43 degrees 40 minutes and 21 seconds West 305.87 feet; thence

(3)	South 59 degrees 37 minutes and 15 seconds West 35.95 feet to still another angle point; thence

(4)	North 83 degrees 10 minutes and 18 seconds West 34.67 feet to a point of curvature being non-tangent; thence

(5)	In a general westerly direction on a curve to the right having a radius of 340.00 feet, a central angle of 46 degrees 21 minutes and 14 seconds, a chord of 267.63 feet with bearing of South 88 degrees 58 minutes and 43 seconds West, and an arc length of 275.07 feet to a point of compound curvature; thence

(6)	Still along the said northeasterly right of way line of Ramp “A” in a general northwesterly direction on a curve to the right having a radius of 940.00 feet, a central angle of 1 degree 55 minutes and 50 seconds, a chord of 31.67 feet with bearing of North 66 degrees 52 minutes and 45 seconds West, and an arc length of 31.67 feet to a point of non-tangency, being the seventh corner of the above-mentioned whole tract; thence

(7)	Leaving the northeasterly right of way line of Ramp “A” being along the seventh line of the said whole tract North 42 degrees 07 minutes and 57 seconds East 938.64 feet to the eighth corner thereof; thence

(8)	Along the eighth line of the same North 47 degrees 52 minutes and 03 seconds West 297.48 feet to the ninth corner thereof being a point in the southeasterly side line of International Drive; thence

(9)	Along the ninth line of the said whole tract being along the southeasterly side line of International Drive in a general northeasterly direction on a curve to the left having a radius of 550.00 feet, a central angle of 19 degrees 21 minutes and 04 seconds, a chord of 184.88 feet with bearing of North 44 degrees 29 minutes and 07 seconds East, and an arc length of 185.763 feet to the tenth corner thereof being a point of non-

(10)	Still along the southeasterly side line of International Drive being along the tenth line of the said whole tract North 78 degrees 13 minutes and 37 seconds East 64.199 feet to the point of intersection formed by the southeasterly side line of International Drive with the southwesterly side line of Continental Drive, said point being the eleventh corner of the above-mentioned whole tract, thence along the southwesterly side line of Continental Drive the following three courses;

(11)	South 62 degrees 22 minutes and 19 seconds East 279.75 feet to a point of curvature and the twelfth corner of the said whole tract; thence

(12)	Along the twelfth line of the said whole tract in a general southeasterly direction on a curve to the right having a radius of 734.00 feet, a central angle of 14 degrees 39 minutes and 27 seconds, a chord of 187.26 feet with bearing of South 55 degrees 02 minutes 35 seconds East, and an arc length of 187.776 feet to a point of tangency, said point being the thirteenth corner of the above-mentioned whole tract recorded in Deed Book 4385, Page 198 etc.; thence

(13)	Along the thirteenth line of the same South 47 degrees 42 minutes and 52 seconds East 67.952 feet TO THE PLACE OF BEGINNING.

FOR INFORMATIONAL PURPOSES ONLY:

“In compliance with Chapter 157, Laws of 1977, premises herein is Lot 1.01 in Block 204 on the Tax Map of the Township of Mt. Olive, County of Morris, State of New Jersey.”

TOGETHER WITH the benefits of easements as set forth in Deed Book 5902, page 118.

EXHIBIT A-4

LEGAL DESCRIPTION

Town of Rocky Hill, Hartford County, Connecticut

All that certain piece or parcel of land, together with the improvements thereon, located in the Town of Rocky Hill, County of Hartford and State of Connecticut, being shown and designated as Lot 7B on a certain map entitled “Resubdivision Plan Century Executive Park West prepared for Century Executive Park West Limited Partnership Lot 7 West Street and Cromwell Avenue, Rocky Hill, Connecticut Scale: 1 in. = 40 ft. Date: June 2, 2000, revised 12-5-00, 10-22-01, 10-23-01, 11-26-01, and 4-23-03” prepared by Alford Associates, Inc. Civil Engineers, Windsor, Connecticut, a copy of which map is or will be filed in the Office of the Rocky Hill Town Clerk, and being more particularly bounded and described as follows:

Beginning at a point in the north street line of West Street, said point being the southwest corner of Lot 7A – Century Executive Park West and the southeast corner of the subject parcel;

Thence S 77°-06’-40” W, along the north street line of West Street, a distance of 274.91 feet to a point;

Thence N 48°-14’-50” W, in the line connecting the north street line of West Street with the east highway line of Crowell Avenue, also known as Connecticut Route 3, a distance of 33.92 feet to a point;

Thence N 20°-39’-33” W, a distance of 194.31 feet to a point;

Thence N 21°-10’-49” W, a distance of 49.01 feet to a point;

Thence northerly, along a curve to the right, a distance of 226.85 feet to a point, said curve has a radius of 2425.00 feet and a central angle of 05°-21’-35”;

The three (3) preceding courses being along the east highway line of Crowell Avenue, also known as Connecticut Route 3;

Thence N 77°-06’-40” E, along Lot 7C – Century Executive Park West, a distance of 338.54 feet to a point;

Thence S 12°-53’-20” E, along Lot 7A – Century Executive Park West, a distance of 495.20 feet to the point of beginning.

TOGETHER WITH a right to discharge water onto portions of Lots 7A and Lot 7C as set forth in a Limited Warranty Deed from Century Executive Park West Limited Partnership to Connecticut Innovations, Inc. dated June 6, 2003 and recorded in Volume 427, Page 114 of the Rocky Hill Land Records.

EXHIBIT A-5

LEGAL DESCRIPTION

1581 (or 1583) Southeast Road

Towns of Newington and Farmington, Hartford County, Connecticut

All that certain piece or parcel of land, with the buildings and improvements thereon, situated in the Towns of Newington and Farmington, County of Hartford and State of Connecticut, known as 1581 Southeast Road, and more particularly described on:

A certain map or plan entitled, “Property Survey Property Of Quadrangle Limited Partnership T.G.I. Friday’s 1851 Southeast Road (Conn. Route 71) Newington & Farmington, Connecticut Sheet 1 Of 1 Scale 1”=40’ Date 6/18/98” prepared by Close, Jensen & Miller. Said premises are more particularly bounded and described as follows:

Beginning at an iron pipe set in the easterly street line of Southeast Road said iron pipe marking the northwest corner of land now or formerly of Books QRS 11-15 Inc. and the southwest corner of the herein described premises, then running N 22° 20’ 58” E 247.89 feet along the easterly street line of Southeast Road; then turning and running N 82° 04’ 13” E 150 feet along land now or formerly of Artina Corp. to a point; then running N 86° 25’ 32” E a distance of 401.59 feet along land now or formerly of Isabel and R. Jr. Tartaglil to a point; then turning and running S 23° 56’ 22” W along land now or formerly of Florence G. Tulin a distance of 497.48 feet to a point; then turning and running N 67° 52’ 02” W along land now or formerly of Books QRS 11-15 Inc. a distance of 476.92 feet to the point or place of beginning.

[NOTE: The above-referenced map is NOT on file in the Newington or Farmington Town Clerk’s Offices.]

EXHIBIT B

LIST OF FF&E

EXHIBIT B-1: Wallingford Hotel List of FF&E

EXHIBIT B-2: Somerset List of FF&E

EXHIBIT B-3: Mt. Olive Hotel List of FF&E

EXHIBIT B-4: Hartford Hotel List of FF&E

EXHIBIT B-5: Rocky Hill Hotel List of FF&E

LIST OF FF&E FOR EACH HOTEL TO BE AGREED UPON BY BUYER AND SELLER DURING REVIEW PERIOD.

B-1

EXHIBIT C

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) made the 8th day of April, 2005 by and among BRIAD LODGING GROUP WALLINGFORD, LLC, a New Jersey limited liability company (“Wallingford LLC”), BRIAD LODGING GROUP MT. OLIVE, LLC, a New Jersey limited liability company (“Mt. Olive LLC”), BRIAD LODGING GROUP SOMERSET, LLC, a New Jersey limited liability company (“Somerset LLC”), BRIAD LODGING GROUP HARTFORD, LLC, a New Jersey limited liability company (“Hartford LLC”), and BRIAD LODGING GROUP ROCKY HILL, LLC, a New Jersey limited liability company (“Rocky Hill LLC”), and collectively with Wallingford LLC, Mt. Olive LLC, Somerset LLC and Hartford LLC, “Seller”), APPLE SIX HOSPITALITY, INC. or its assigns (“Buyer”), and LANDAMERICA AMERICAN TITLE COMPANY (“Escrow Agent”).

R E C I T A L S

WHEREAS, pursuant to the provisions of Section 2.5 of that certain Purchase Contract dated April 8, 2005 (the “Contract”) between Seller and Buyer (the “Parties”), the Parties have requested Escrow Agent to hold in escrow in accordance with the provisions, upon the terms, and subject to the conditions, of this Agreement, the Deposit (as defined in the Contract); and

WHEREAS, the Deposit shall be delivered to Escrow Agent in accordance with the terms of the Contract and this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Parties hereto agree as follows:

1. Seller and Buyer hereby appoint Escrow Agent to serve as escrow agent hereunder, and the Escrow Agent agrees to act as escrow agent hereunder in accordance with the provisions, upon the terms and subject to the conditions of this Agreement. The Escrow Agent hereby acknowledges receipt of the Deposit. Escrow Agent shall invest the Deposit as directed by Buyer.

2. Subject to the rights and obligations to transfer, deliver or otherwise dispose of the Deposit, Escrow Agent shall keep the Deposit in Escrow Agent’s possession pursuant to this Agreement.

3. A. Buyer shall be entitled to an immediate return of the Deposit (as defined in the Contract) only in the case of an event specified in the last paragraph of Section 3.1 of the Contract. If Buyer elects not to close for any other reason, than those specified in such paragraph Escrow Agent shall release the Deposit to Buyer upon written notice from Seller.

B. If at any time, Buyer claims entitlement to all or any portion of the Deposit, Buyer shall give written notice to Escrow Agent stating that Seller has defaulted in the performance of its obligations under the Contract beyond the applicable grace period, if any, or that Buyer is otherwise entitled to the return of the Deposit or applicable portion thereof and shall direct Escrow Agent to return the Deposit or applicable portion thereof to Buyer (the

“Buyer’s Notice”). Escrow Agent shall promptly deliver a copy of Buyer’s Notice to Seller. Seller shall have three (3) business days after receipt of the copy of Buyer’s Notice to deliver written notice to Escrow Agent and Buyer objecting to the release of the Deposit or applicable portion thereof to Buyer (“Seller’s Objection Notice”). If Escrow Agent does not receive a timely Seller’s Objection Notice, Escrow Agent shall release the Deposit or applicable portion thereof to Buyer. If Escrow Agent does receive a timely Seller’s Objection Notice, Escrow Agent shall release the Deposit or applicable portion thereof only upon receipt of, and in accordance with, written instructions signed by Seller and Buyer, or the final order of a court of competent jurisdiction.

C. If, at any time, Seller claims entitlement to the Deposit (which term shall include the Additional Deposit if deposited by Buyer pursuant to the terms of the Contract) or applicable portion thereof, Seller shall give written notice to Escrow Agent stating that Buyer has defaulted in the performance of its obligations under the Contract, and shall direct Escrow Agent to release the Deposit or applicable portion thereof to Seller (the “Seller’s Notice”). Escrow Agent shall promptly deliver a copy of Seller’s Notice to Buyer. Buyer shall have three (3) business days after receipt of the copy of Seller’s Notice to deliver written notice to Escrow Agent and Seller objecting to the release of the Deposit or applicable portion thereof to Seller (“Buyer’s Objection Notice”). If Escrow Agent does not receive a timely Buyer’s Objection Notice, Escrow Agent shall release the Deposit or applicable portion thereof to Seller. If Escrow Agent does receive a timely Seller’s Objection Notice, Escrow Agent shall release the Deposit or applicable portion thereof only upon receipt of, and in accordance with, written instructions signed by Buyer and Seller, or the final order of a court of competent jurisdiction.

4. In the performance of its duties hereunder, Escrow Agent shall be entitled to rely upon any document, instrument or signature purporting to be genuine and purporting to be signed by and of the Parties or their successors unless Escrow Agent has actual knowledge to the contrary. Escrow Agent may assume that any person purporting to give any notice or instructions in accordance with the provisions hereof has been duly authorized to do so.

5. A. Escrow Agent shall not be liable for any error of judgment, or any action taken or omitted to be taken hereunder, except in the case of Escrow Agent’s willful, bad faith misconduct or negligence, nor shall Escrow Agent be liable for the conduct or misconduct of any employee, agent or attorney thereof. Escrow Agent shall be entitled to consult with counsel of its choosing and shall not be liable for any action suffered or omitted in accordance with the advice of such counsel.

B. In addition to the indemnities provided below, Escrow Agent shall not be liable for, and each of the Parties jointly and severally hereby indemnify and agree to save harmless and reimburse Escrow Agent from and against all loss, cost, liability, damage and expense, including outside counsel fees in connection with its acceptance of, or the performance of its duties and obligations under, this Agreement, including the costs and expenses of defending against any claim arising hereunder unless the same are caused by the willful, bad faith misconduct or negligence of Escrow Agent.

C. Escrow Agent shall not be bound or in any way affected by any notice of any modification or cancellation of this Agreement, or of any fact or circumstance affecting or alleged to affect rights or liabilities hereunder other than as is herein set forth, or affecting or alleged to affect the rights and liabilities of any other person, unless notice of the same is delivered to Escrow Agent in writing, signed by the proper parties to Escrow Agent’s satisfaction and, in the case of modification, unless such modification shall be approved by Escrow Agent in writing.

6. A. Escrow Agent and any successor escrow agent, as the case may be, may resign his or its duties and be discharged from all obligations hereunder at any time upon giving five (5) days’ prior written notice to each of the Parties hereto. The Parties hereto will thereupon jointly designate a successor escrow agent hereunder within said five (5) day period to whom the Deposit shall be delivered. In default of such a joint designation of a successor escrow agent, Escrow Agent shall retain the Deposit as custodian thereof until otherwise directed by the Parties hereto, jointly, or until the Deposit is released in accordance with clause (B) below, in each case, without liability or responsibility.

B. Anything in this Agreement to the contrary notwithstanding, (i) Escrow Agent, on notice to the Parties hereto, may take such other steps as the Escrow Agent may elect in order to terminate its duties as Escrow Agent hereunder, including, but not limited to, the deposit of the Deposit with a court of competent jurisdiction in the Commonwealth of Virginia and the commencement of an action of interpleaders, and (ii) in the event of litigation between any of the Parties with respect to the Deposit, Escrow Agent may deposit the Deposit with the court in which said litigation is pending and, in any such event, Escrow Agent shall be relieved and discharged from any liability or responsibility to the Parties hereto. Escrow Agent shall not be under any obligation to take any legal action in connection with this Agreement or its enforcement or to appear in, prosecute or defend any action or legal proceeding which, in the opinion of Escrow Agent, would or might involve Escrow Agent in any cost, expense, loss, damage or liability, unless and as often as requested, Escrow Agent shall be furnished with security and indemnity satisfactory to Escrow Agent against all such costs, expenses (including attorney’s fees), losses, damages and liabilities.

7. All notices required herein shall be deemed to have been validly given, as applicable: (i) if given by telecopy, when the telecopy is transmitted to the party’s telecopy number specified below and confirmation of complete receipt is received by the transmitting party during normal business hours or on the next business day if not confirmed during normal business hours, (ii) if hand delivered to a party against receipted copy, when the copy of the notice is receipted or rejected, (iii) if given by certified mail, return receipt requested, postage prepaid, two (2) business days after it is posted with the U.S. Postal Service at the address of the party specified below or (iv) on the next delivery day after such notices are sent by recognized and reputable commercial overnight delivery service marked for next day delivery, return receipt requested or similarly acknowledged:

(i)	If addressed to Seller, to:

c/o The Briad Group

78 Okner Parkway

Livingston, New Jersey 07039

Attn: Brad Honigfeld, President

Fax No.: (973) 597-6422

(ii)	With a copy to:

Marlene G. Laveman, Esq.

c/o The Briad Group

78 Okner Parkway

Livingston, New Jersey 07039

Fax No.: (973) 587-6422

(iii)	If addressed to Buyer, to:

Apple Six Hospitality, Inc.

c/o Apple REIT Companies

814 East Main Street

Richmond, Virginia 23219

Attn: Krissy Gathright

Fax: (804) 344-8129

(iv)	If addressed to Escrow Agent, to:

LandAmerica American Title Company

8201 Preston Road, Suite 280

Dallas, Texas 75225

Attention: David Long

Fax No.: (214) 368-0039

or such other address or addresses as may be expressly designated by any party by notice given in accordance with the foregoing provisions and actually received by the party to whom addressed.

8. This Agreement may be executed in any number of counterparts each of which shall be deemed an original and all of which, together, shall constitute one and the same Agreement.

9. The covenants, conditions and agreements contained in this Agreement shall bind and inure to the benefit of each of the Parties hereto and their respective successors and assigns.

10. Terms used herein and not otherwise defined shall have the meaning provided therefor in the Contract.

IN WITNESS WHEREOF the Parties have executed this Agreement as of the day and year first above written.

SELLER:

BRIAD LODGING GROUP WALLINGFORD, LLC

By:	/s/ Brad Honigfeld
Brad Honigfeld, Sole Member

BRIAD LODGING GROUP SOMERSET, LLC

By:	/s/ Brad Honigfeld
Brad Honigfeld, Sole Member

BRIAD LODGING GROUP MT. OLIVE, LLC

By:	/s/ Brad Honigfeld
Brad Honigfeld, Sole Member

BRIAD LODGING GROUP HARTFORD, LLC

By:	/s/ Brad Honigfeld
Brad Honigfeld, Sole Member

BRIAD LODGING GROUP ROCKY HILL, LLC

By:	/s/ Brad Honigfeld
Brad Honigfeld, Sole Member

BUYER:

APPLE SIX HOSPITALITY, INC.

By:	/s/ Justin Knight
Name:	Justin Knight
Title:	Senior Vice President

ESCROW AGENT:

LANDAMERICA AMERICAN TITLE COMPANY

By:	/s/ Debby Moore
Name:	Debby Moore
Title:	Escrow Officer

EXHIBIT D

LIST OF HOTEL CONTRACTS

EXHIBIT D-1:	Wallingford Hotel Contracts

EXHIBIT D-2:	Somerset Hotel Contracts

EXHIBIT D-3:	Mt. Olive Hotel Contracts

EXHIBIT D-4:	Hartford Hotel Contracts

EXHIBIT D-5:	Rocky Hill Hotel Contracts

LIST OF HOTEL CONTRACTS FOR EACH HOTEL (TOGETHER WITH COPIES OF SUCH CONTRACTS) TO BE PROVIDED BY SELLER TO BUYER WITHIN FIVE (5) DAYS AFTER THE DATE OF THIS PURCHASE CONTRACT.

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EXHIBIT E

CONSENTS AND APPROVALS

EXHIBIT E-1:	Wallingford Hotel

A. Consents Under Hotel Contracts
B. Consents Under Other Contracts
C. Governmental Approvals and Consents

EXHIBIT E-2:	Somerset Hotel

A. Consents Under Hotel Contracts
B. Consents Under Other Contracts
C. Governmental Approvals and Consents

EXHIBIT E-3:	Mt. Olive Hotel

A. Consents Under Hotel Contracts
B. Consents Under Other Contracts
C. Governmental Approvals and Consents

EXHIBIT E-4:	Hartford Hotel

A. Consents Under Hotel Contracts
B. Consents Under Other Contracts
C. Governmental Approvals and Consents

EXHIBIT E-5:	Rocky Hill Hotel

A. Consents Under Hotel Contracts
B. Consents Under Other Contracts
C. Governmental Approvals and Consents

LIST OF CONSENTS AND APPROVALS FOR EACH HOTEL TO BE PROVIDED BY SELLER TO BUYER WITHIN FIVE (5) DAYS AFTER THE DATE OF THIS PURCHASE CONTRACT.

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EXHIBIT F

FORM OF ESTOPPEL CERTIFICATES

EXHIBIT F-1:	Form of Tenant Estoppel Certificate

EXHIBIT F-2:	Form of FF&E Estoppel Certificate

FORMS OF ESTOPPEL CERTIFICATES TO BE PROVIDED BY

BUYER DURING THE REVIEW PERIOD.

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EXHIBIT G

ENVIRONMENTAL REPORTS

EXHIBIT G-1:	Wallingford Hotel Environmental Reports

EXHIBIT G-2:	Somerset Hotel Environmental Reports

EXHIBIT G-3:	Mt. Olive Hotel Environmental Reports

EXHIBIT G-4:	Hartford Hotel Environmental Reports

EXHIBIT G-5:	Rocky Hill Environmental Reports

ENVIRONMENTAL REPORTS TO BE PROVIDED BY SELLER TO

BUYER WITHIN FIVE (5) DAYS AFTER THE DATE OF THIS

PURCHASE CONTRACT.

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EXHIBIT H

CONSTRUCTION WARRANTY

The Contractor hereby warrants to Seller and Buyer that all materials and equipment furnished with respect to the Property are new and the work performed by the Contractor with respect to the Property is of good and workmanlike quality, free from faults and defects, and in conformance with all contract documents. Work not conforming to these requirements, including substitutions not properly approved and authorized, may be considered defective. The foregoing warranty excludes remedy for damage or defect caused by abuse, modifications not executed by the Contractor, improper or insufficient maintenance, improper operation, or normal wear and tear and normal usage. If required by Seller or Buyer, the Contractor shall furnish satisfactory evidence as to the kind and quality of materials and equipment.

The Contractor hereby guarantees to Seller and Buyer all work performed and materials and equipment furnished with respect to the Property against defects in materials and workmanship for a period of one year from the date of substantial completion of the entire Property, or for a longer period if so specified in the contract documents.

The Contractor shall, within a reasonable time after receipt of written notice thereof, and without reimbursement under the construction contract, make good any defects in materials, equipment and workmanship which may develop within periods for which said material, equipment and workmanship are guaranteed and make good any damage to other work caused by the repairing of such defects.

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EXHIBIT I

FORM OF DEED

FORM OF DEED FOR EACH HOTEL TO BE AGREED UPON BY BUYER AND

SELLER DURING REVIEW PERIOD.

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EXHIBIT J

FORM OF BILL OF SALE

FORM OF BILL OF SALE FOR EACH HOTEL TO BE AGREED UPON BY BUYER AND SELLER DURING REVIEW PERIOD.

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